Exhibit 10.1

INVESTMENT AGREEMENT
AMONG
AINMT HOLDINGS AB
AINMT BRAZIL HOLDINGS B.V.
NEXTEL HOLDINGS S.À R.L.
NII INTERNATIONAL TELECOM S.C.A.
NII HOLDINGS, INC.
AND
SOLELY FOR THE PURPOSES OF SECTION 2.1(b), AINMT AS
Dated June 5, 2017

I.	DEFINITIONS

1.1	Definitions

1.2	Construction Rules and Interpretative Matters

II.	CAPITAL CONTRIBUTIONS AND SUBSCRIPTION FOR PREFERRED SHARES

2.1	Escrow Mechanics and Obligations Before Initial First Closing

2.2	Escrow Monies

2.3	Initial First Tranche

2.4	Initial Second Tranche

2.5	Released Escrow Proceeds

2.6	Investor Option to Subscribe for Additional Preferred Shares

2.7	Second Tranche

III.	CLOSING AND TERMINATION

3.1	Initial First Closing Date

3.2	Initial First Closing Deliveries

3.3	Initial Second Closing Deliveries

3.4	Second Tranche Closing

3.5	Second Closing Deliveries

3.6	Termination of Agreement

3.7	Procedure Upon Termination

3.8	Effect of Termination

IV.	REPRESENTATIONS AND WARRANTIES OF NII TELECOM AND PARENT

4.1	Organization of the Company

4.2	Authorization of Agreement

4.3	Conflicts; Consents of Third Parties

4.4	Organization of the Entities

4.5	Capitalization of the Entities

4.6	Valid Issuance of Preferred Shares

4.7	Other Subsidiaries

4.8	Title to Shares

(continued)

4.9	Financial Statements

4.10	Business since December 31, 2016

4.11	Taxes

4.12	Real Property

4.13	Intellectual Property

4.14	Material Contracts

4.15	Labor

4.16	Employees

4.17	Employee Benefit Plans

4.18	Litigation

4.19	Compliance with Laws; Permits

4.20	Environmental Laws

4.21	Broker's or Finder's Fee

4.22	Insurance

4.23	Voting

4.24	Related Party Transactions

4.25	Sufficiency of Assets

4.26	Liens

4.27	Loans

4.28	Organization

4.29	Authorization of Agreement

4.30	Conflicts; Consents of Third Parties

4.31	Litigation

4.32	Proxy Statement

4.33	Broker's or Finder's Fee

4.34	No Other Representations or Warranties; Schedules

4.35	Parent Cash Schedule

V.	REPRESENTATIONS AND WARRANTIES OF INVESTOR

5.1	Organization

5.2	Authorization of Agreement

(continued)

5.3	Conflicts; Consents of Third Parties

5.4	Litigation

5.5	Broker’s or Finder’s Fee

5.6	Financial Capability

5.7	Investigation

5.8	Proxy Statement

5.9	No Other Representations or Warranties

VI.	COVENANTS

6.1	Brazil Tax Election

6.2	Luxco Reorganization

6.3	Access to Information

6.4	Conduct of the Business

6.5	Consents; Brazil Credit Facilities

6.6	Regulatory Approval

6.7	Antitrust Approval

6.8	Further Assurances

6.9	Publicity

6.10	[RESERVED.]

6.11	Supplementing and Amendment of Company Disclosure Letter

6.12	Preparation of Proxy Statement; Stockholders Meeting

6.13	No Solicitation

VII.	CONDITIONS TO SECOND CLOSING

7.1	Conditions Precedent to Obligations of Investor

7.2	Conditions Precedent to Obligations of the Company and NII Telecom

7.3	Conditions Precedent to Obligations of Investor, the Company and NII Telecom

7.4	Frustration of Closing Conditions

VIII.	SURVIVAL; INDEMNIFICATION

8.1	Survival of Representations, Warranties and Covenants

8.2	Indemnification by NII Telecom

(continued)

8.3	Indemnification by Investor

8.4	Certain Limitations

8.5	Indemnification Procedures

8.6	Payments

8.7	Tax Treatment of Indemnification Payments

8.8	Exclusive Remedies

IX.	MISCELLANEOUS

9.1	Guarantees

9.2	Expenses

9.3	Injunctive Relief

9.4	Governing Law; Submission to Jurisdiction

9.5	Waiver of Jury Trial

9.6	Entire Agreement; Amendments and Waivers

9.7	Notices

9.8	Severability

9.9	Binding Effect; Assignment

9.10	Non-Recourse

9.11	Legal Representation

9.12	Counterparts

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated June 5, 2017 (the “Effective Date”), is among AINMT Brazil Holdings B.V., a corporation existing under the Laws of the Netherlands (“Investor”), for purposes of Section 9.1 only, AINMT Holdings AB, a corporation existing under the Laws of Sweden (“Investor Parent”), for purposes of Section 2.1(b) only, AINMT AS, a corporation existing under the Laws of Norway (“AINMT AS”), Nextel Holdings S.à r.l., a limited liability company organized under the Laws of the Grand Duchy of Luxembourg (“Company”), NII International Telecom S.C.A., a partnership limited by shares organized under the Laws of the Grand Duchy of Luxembourg (“NII Telecom”), and, for purposes of Sections 6.12, 6.13 and 9.1 only, NII Holdings, Inc., a Delaware corporation (“Parent”).
PRELIMINARY STATEMENTS
A.    NII Telecom is the legal and beneficial owner of all of the issued and outstanding equity in the Company and NII International Mobile S.à r.l. (“NII International”).
B.    NII Telecom and the Company are indirect wholly owned Subsidiaries of Parent.
C.    The Company indirectly owns all of the issued and outstanding capital stock of Nextel Telecommunicações Ltda. (“Opco”), and after the consummation of the Luxco Reorganization will own all of the issued and outstanding capital stock of NII International.
D.    Prior to the Initial First Closing (as defined herein), the Company will adopt and file the Restated Articles of Association, in the form attached hereto as Exhibit A-1, with the Luxembourg trade register. The Restated Articles of Association will provide for the creation of a new class of Preferred Stock, $1.00 nominal value per share (the “Preferred Shares”), having the terms set forth therein. On the Second Closing (as defined herein), the Company will adopt and file the Second Restated Articles of Association, in the form attached hereto as Exhibit A-2.
E.    On the terms and subject to the conditions set out in this Agreement, the Company will (1) issue and allot to Investor, and Investor will subscribe for, $50,000,000 of Preferred Shares (representing 30% of the share capital in the Company on a fully diluted basis) at the Funding Valuation Rate, and (2) issue and allot to NII Telecom, and NII Telecom will subscribe for, an amount of Ordinary Shares at the Funding Valuation Rate equal to the Pre Initial Closing Subscription Amount as contemplated in this Agreement, so that following the Initial Second Closing (as defined herein) and upon satisfaction of the Escrow Initial Tranche Condition and the Escrow Second Tranche Condition, Investor will hold 30% of the share capital of the Company on a fully diluted basis and NII Telecom will hold 70% of the share capital of the Company on a fully diluted basis.

F.    On the terms and subject to the conditions set out in this Agreement, after the Initial First Closing, Investor will have the option to subscribe for an additional $150,000,000 of Preferred Shares, subject to, for the avoidance of doubt, receipt of the Antitrust Approval, the Regulatory Approval and the Parent Stockholder Approval (in each case, as defined herein), and if Investor exercises such option the Company will issue and allot to Investor such Preferred Shares following receipt of the necessary corporate and regulatory approvals described herein so that following the Second Closing (as defined herein), Investor will hold 60% of the share capital of the Company on a fully diluted basis and NII Telecom will hold 40% of the equity interest of the Company on a fully diluted basis.
G.    Parent, NII Telecom, the Company and Investor desire to enter into this Agreement to provide for certain matters relating to the capital contributions and subscription for the Preferred Shares, ownership of the Preferred Shares, consummation of the transactions contemplated herein and operation of its direct and indirect Subsidiaries, including Opco.
AGREEMENT
The Parties agree as follows:

I.	DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following terms and variations on them have the meanings specified below:
“115 Account” means a 115 account “capital contribution without issue of shares” of the Luxembourg Standard Chart of Accounts.
“Acceptable Confidentiality Agreement” means a confidentiality, non-disclosure or similar agreement that contains terms that are no less favorable in the aggregate to Parent than those contained in the Non-Disclosure Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Parent Shares” is defined in Section 2.7(b)
“Adjustment Floor” is defined in Section 8.6(a).
“Adverse Recommendation Change” is defined in Section 6.13(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate NII Indemnification” is defined in Section 8.4(a).
“Agreement” is defined in the Preamble, as it may be amended, modified or supplemented from time to time.
“AINMT AS” is defined in the Preamble.
“AINMT AS Shareholders Meeting” means a shareholders’ meeting of AINMT AS for the purpose of approving the Initial Investor Capital Contribution and the subscription for the Initial First Investor Shares and Initial Second Investor Shares pursuant to the terms of this Agreement.
“ANATEL” means the Brazilian Telecommunications Agency (Agência Nacional de Telecomunicações).
“Ancillary Agreements” is defined in Section 4.2.
“Antitrust Approval” means the authorization pursuant to the Antitrust Statutes issued by Brazilian Antitrust Authority, as applicable, or any Governmental Authority that may replace it in the future, in connection with the transactions contemplated by this Agreement.
“Antitrust Statutes” means, as applicable, all Brazilian Antitrust Laws, including Brazilian Law 12,529/2011 and its related decrees, resolutions and Laws.
“ATC” means American Tower do Brasil – Cessão de Infraestrutura Ltda.
“ATC Agreements” means the (i) Master Use of Space Agreement, dated March 22, 2005 (and effective as of January 1, 2004), among Opco, ATC and the guarantors thereunder, (ii) Asset Purchase Agreement, dated March 22, 2005 (and effective as of January 1, 2004), among Opco and ATC, and (iii) Master Purchase and Sale Agreement, dated August 8, 2013, among Opco, ATC and ATC II, including, in each case, all of their schedules, ancillary documents and agreements, and related guaranties.
“ATC II” means America Tower do Brasil II – Cessão Infraestruturas Ltda (formerly Nextel Torres e Equipamentos Ltda).
“BACEN” means the Central Bank of Brazil (Banco Central do Brasil).

“Balance Sheet Date” means December 31, 2016
“Bank Letter” means the letter from DNB Markets, a part of DNB ASA, in the agreed form confirming that certain shareholders of Investor Parent have committed, subject to paragraphs (i) and (ii) of the definition of the Escrow Payment Condition, to subscribe for (and pay for) sufficient shares in the capital of Investor Parent such that Investor Parent can procure that the Escrow Amount be paid into the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement.
“Basket” is defined in Section 8.4(a).
“BdB” means Banco do Brasil S.A.
“BdB Credit Facility” means the R$400,000,000 credit agreement n. 307.0001.181 (Cédula de Crédito Bancário n. 307.0001.181), dated October 31, 2012, as amended from time to time among Opco, the guarantors thereunder and BdB as administrative agent and lender.
“Brazil” means the Federative Republic of Brazil.
“Brazil Credit Facilities” means, collectively, the BdB Credit Facility, the Caixa Credit Facility and the CDB Credit Facility.
“Brazil Parent” means Nextel Telecomunicações S.A., a Brazilian sociedade anônima and an indirect wholly owned subsidiary of NII Telecom.
“Brazil Parent Financial Statements” is defined in Section 4.9(a).
“Brazil Proposal” means any inquiry, proposal, indication of interest in making a proposal or offer by any Person or group (other than Investor and its Affiliates) after the date of this Agreement, which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation, amalgamation, arrangement, or other business combination sale of shares, sale of assets, take-over bid, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership, directly or indirectly, of (i) more than 20% of any class of capital stock, other equity securities or voting power of the Company or any resulting parent company of the Company (other than Parent), or (ii) assets or businesses of the Company or its Subsidiaries (including any voting equity interest of such Subsidiaries, but excluding sales of assets in the ordinary course of business) representing more than 20% of the fair market value of the consolidated assets of the Company or which generate more than 20% of the Company’s net revenues or net income on a consolidated basis (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter).
“Brazil Tax Election” is defined in Section 6.1.

“Brazilian Antitrust Authority” means CADE or its succeeding Governmental Authorities.
“Brazilian Civil Code” means Brazilian Law No. 10,406/2002, as amended.
“Brazilian GAAP” means generally accepted accounting principles (Princípios Fundamentais de Contabilidade) accepted in Brazil in accordance with the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), including those adopted by regulations issued by the CVM, BACEN and any other applicable Governmental Authority, as the case may be, applied on a basis consistent in all material respects as applied in the Company’s and the Entities’ financial statements.
“Bribery Legislation” means all and any of the following: the FCPA, Brazilian Law No. 12,846/2013 and Federal Decree No. 8,420/2015.
“Business Day” means any day of the year that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by law to be closed in the cities of New York, New York, São Paulo, Brazil, Amsterdam, The Netherlands, Stockholm, Sweden or Luxembourg City, Luxembourg.
“CADE” means Conselho Administrativo de Defesa Econômica.
“Caixa” means Caixa Econômica Federal.
“Caixa Credit Facility” means the R$640,000,000 credit agreement n. 21.3150.777.0000001-97 (Cédula de Crédito Bancário n. 21.3150.777.0000001-97), dated December 8, 2011, as amended from time to time among Opco, the guarantors thereunder and Caixa as administrative agent and lender.
“Cap” is defined in Section 8.4(a).
“Capitalization Table” means the capitalization table as attached hereto as Section 1.1(a) of the Company Disclosure Letter illustrating the (i) the Funding Valuation Rate and (ii) the intended share capital to be held in the Company (A) following the Initial Second Closing, subject to the satisfaction of the Escrow Initial Tranche Condition and the Escrow Second Tranche Condition, showing Investor holding 30% of the share capital of the Company on a fully diluted basis and NII Telecom holding 70% of the share capital of the Company on a fully diluted basis and (B) following the Second Closing (if any), showing Investor holding 60% of the share capital of the Company on a fully diluted basis and NII Telecom holding 40% of the share capital of the Company on a fully diluted basis.
“CDB” means the China Development Bank Corporation.
“CDB Credit Facility” means (i) the $250,000,000 Sinosure Credit Agreement, dated April 20, 2012, as amended from time to time among Opco, the guarantors thereunder and CDB as administrative agent and lender and (ii) the

$250,000,000 Non-Sinosure Credit Agreement, dated April 20, 2012, as amended from time to time among Opco, the guarantors thereunder and CDB as administrative agent and lender.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“COFINS” means the Brazilian Contribution for the Financing of Social Security (Contribuição para o Financiamento da Seguridade Social).
“Company” is defined in the Preamble.
“Company Disclosure Letter” is defined in Article IV.
“Company Financial Statements” is defined in Section 4.9(a).
“Company Indemnitees” is defined in Section 8.3.
“Company Material Adverse Effect” means a change, occurrence, state of facts or development having a material adverse effect on the business, assets, financial condition or results of operations of the Entities taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement no later than the Termination Date, provided, however, that no adverse effect to the extent attributable to the following will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) general economic conditions in the industry in which the Entities operate, (ii) compliance by the Company with its covenants in this Agreement, (iii) changes in Brazilian GAAP (or official interpretations thereof) or changes in the regulatory or accounting requirements applicable to the industry in which the Entities operate, (iv) any failure by the Entities to meet any forecasts of revenues, earnings or other operational or financial measures for any period ending on or after the date of this Agreement and before the Initial First Closing, provided, however, that the exception in this clause (iv) will not prevent or otherwise affect a determination that any change or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, (v) changes in the financial or securities markets (including the cost or availability of debt or equity financing) or economic, regulatory or political conditions, in each case, globally, in Brazil or in any other jurisdiction, (vi) changes (including changes in applicable Law or official interpretations thereof) or conditions generally affecting the industry, the country or the regions in which the Entities operate, including any foreign exchange controls, (vii) acts of war (whether or not declared), armed hostilities, acts of terrorism or any natural disasters, (viii) the announcement or consummation of the transactions contemplated by this Agreement, (ix) any action taken (or omitted to be taken) at the written request of Investor, (x) any action taken by the Entities that is expressly required or permitted pursuant to this Agreement, provided, further, that with respect to clauses (i), (iii), (v), (vi) or (vii), such matters will be considered to the extent that they disproportionally affect the Entities as compared to similar situated businesses operating in the telecommunications industry in Brazil and other geographic areas in which the Entities operate.
“Company Subsidiary” means each of the direct and indirect Subsidiaries of the Company and NII International.
“Compliance Notification Date” has the meaning set forth in clause (ii) of the definition of Escrow Initial Tranche Condition.
“Contract” means any legally binding contract, indenture, note, bond, lease, commitment or other agreement or arrangement.
“CSLL” means the Brazilian Social Contribution on Net Profits (Contribuição Social Sobre o Lucro Líquido).
“CVM” means the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).
“Direct Claim” is defined in Section 8.5(c).
“Effective Date” is defined in the Preamble.
“Employee Plan” means any employment, arrangement, consulting or deferred compensation Contract, executive compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan or other employee benefit plan, program or commitment that are sponsored or maintained by an Entity.
“Entities” means the Company, NII International and their Subsidiaries.
“Escrow Account” means the bank account to be set up by the Escrow Agent after the Effective Date and at least 2 Business Days prior to the Escrow Pay-In Date on the terms of the Escrow Agreement.
“Escrow Agent” means DNB Bank ASA (Foretaksregisteret NO 984 851 006).
“Escrow Agreement” means the agreement to be entered into on or by the Escrow Pay-In Date between the Escrow Agent, Investor and NII Telecom, in the form attached hereto as Exhibit C.
“Escrow Amount” means the Escrow Initial Tranche Amount and the Escrow Second Tranche Amount.
“Escrow Initial Tranche Amount” means $28,984,600.
“Escrow Initial Tranche Condition” means:

(i)    completion of the Brazil Tax Election and Luxco Reorganization and delivery to Investor by NII Telecom of evidence of such to the reasonable satisfaction of Investor; and
(ii)    Investor being satisfied that:
a. any restructuring of the equity or debt arrangements of the Company or the Subsidiaries, including the Intercompany Debt (including the transfer of the receivable in respect of the Intercompany Debt), the transfer of shares or interests in the Company or any of its Subsidiaries and the formation or acquisition of any Person as a new Affiliate of any of the Company or the Subsidiaries (including the formation and acquisition of the Company itself);
b. the investments to be made in the Company by Investor as contemplated by this Agreement; and
c. Investor or any of its Affiliates continuing to be a direct or indirect shareholder in the Company, will not give rise to any Tax arising or being incurred, on a worldwide basis, to or by the Company, any of its Subsidiaries, Investor or any of its Affiliates (including AI Media Holdings LLC and its Affiliates), whether now or in the future, and Investor undertakes to notify NII Telecom as soon as reasonably practicable upon concluding that it is so satisfied; provided, that Investor shall notify NII Telecom in writing of its conclusion that this clause (ii) has been satisfied or not satisfied before the later of (x) the date that is 30 Business Days after receipt of the final form tax analyses contemplated pursuant to Section 2.1(h) or (y) the date of completion of the Brazil Tax Election (such later date of clauses (x) or (y), the “Compliance Notification Date”); provided further, that, if Investor does not notify NII Telecom in writing of its conclusion pursuant to this clause (ii) before the Compliance Notification Date, NII Telecom or Investor shall be entitled to terminate this Agreement pursuant to Section 3.6(l); and
(iii) the obligations set forth in Sections 2.1(h) and 2.1(i) have been completed.
Solely for purposes of this definition, Affiliates will include any trust in which the beneficiaries include any family members of any Affiliates of Investor.
“Escrow Payment Condition” means:
(i) the duly completed Investor Parent Shareholders Meeting approving the resolutions proposed thereat;
(ii) the affirmative vote of at least two thirds of the votes properly cast at the AINMT AS Shareholders Meeting, in each case to approve the Initial Investor

Capital Contribution and the subscription for the Initial First Investor Shares and Initial Second Investor Shares pursuant to the terms of this Agreement; and
(iii) the Parent having delivered to the Investor an updated Company Disclosure Letter, updated only for the period from April 21, 2017 up until the Effective Date, and the Investor being satisfied with its contents (acting reasonably).
“Escrow Pay-In Date” means ten Business Days from the date the Escrow Payment Condition has been satisfied pursuant to the terms of this Agreement.
“Escrow Period” means the period commencing on the date of this Agreement and ending on the Option Expiration Date.
“Escrow Second Tranche Amount” means $21,015,400.
“Escrow Second Tranche Condition” means the Escrow Initial Tranche Condition being satisfied and the Antitrust Approval being obtained.
“Evidence of Financial Capacity” is defined in Section 2.6(b).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exercise Date” is defined in Section 2.6(b).
“FCPA” is defined in Section 4.19(e).
“FGTS” means the Employee’s Severance Guarantee Fund of Brazil (Fundo de Garantia por Tempo de Serviço).
“Financial Statements” is defined in Section 4.9.
“Funding Valuation Rate” is defined in the Capitalization Table.
“Governmental Authority” means any federal, state or local Swedish, Norwegian, Luxembourg, Dutch, U.S. or Brazilian government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, but excluding any banks or financial development organizations.
“Grace Period” is defined in Section 6.10.
“Identified Tax Claims” means any of the claims against Opco or any of its Subsidiaries related to the pending Tax proceedings listed in Section 4.11 of the Company Disclosure Letter.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” is defined in Section 8.5.
“Indemnifying Party” is defined in Section 8.5.
“Initial First Closing” is defined in Section 3.1.
“Initial First Closing Date” means the date on which the Initial First Closing occurs.
“Initial First Investor Shares” is defined in Section 2.3(b).
“Initial Investor Capital Contribution” means the Escrow Initial Tranche Amount and, to the extent paid to the Company pursuant to Section 3.3, the Escrow Second Tranche Amount.
“Initial Parent Capital Contribution” is defined in Section 2.3(d).
“Initial Second Closing” is defined in Section 3.3.
“Initial Second Investor Shares” is defined in Section 2.4(a).
“Initial Second Tranche Investor Contribution” is defined in Section 2.4(a).
“INPI” means the Brazilian National Institute of Industrial Property (Instituto Nacional da Propriedade Industrial).
“INSS” means the National Institute of Social Security of Brazil (Instituto Nacional de Seguridade Social).
“Insurance Policies” is defined in Section 4.22.

“Intellectual Property” means all intellectual property rights used by the Entities arising from or in respect of the following (i) patents and patent applications, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals of the foregoing (collectively, “Trademarks”), (iii) copyrights, and (iv) Software.
“Intercompany Debt” has the meaning given in the Shareholders Agreement.
“Intervening Event” is defined in Section 6.13(f).
“Investor” is defined in the Preamble.
“Investor Guaranteed Parties” is defined in Section 9.1(c).
“Investor Indemnitees” is defined in Section 8.2.
“Investor Material Adverse Effect” means a material adverse effect on the ability of Investor to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement on a timely basis.
“Investor Option” is defined in Section 2.6(a).
“Investor Option Shares” is defined in Section 2.6(a).
“Investor Parent” is defined in the Preamble.
“Investor Parent Shareholders Meeting” means a meeting of Investor Parent’s shareholders resolving to (i) approve a share capital increase and issuance of new shares of Investor Parent and the subsequent capital contribution by Investor Parent to Investor for the purpose of financing the transactions contemplated by this Agreement and (ii) approve the Initial Investor Capital Contribution and the subscription for the Initial First Investor Shares and Initial Second Investor Shares pursuant to the terms of this Agreement.
“IT Systems” means all hardware, Software and networks used by the Company and the other Entities.
“Knowledge of NII Telecom” means the knowledge of the Persons listed in Section 1.1(b) of the Company Disclosure Letter, after reasonable inquiry.
“Law” means any Norwegian, Luxembourg, Dutch, Swedish, U.S. or Brazilian, federal, state or local law, statute, ordinance, regulation, rule, code, order,

constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, as applicable.
“Leakage” means:
(a)    any dividend, bonus issue or other distribution of capital or income declared, paid or made (whether in cash or in specie) or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) or capitalization of profits by any Entity, in each case, to or for the benefit of any of the NII Group Companies other than an Entity;
(b)    any payments made (including management, monitoring, service or directors’ fees), by any Entity to (or assets transferred to or liabilities or obligations assumed, indemnified, discharged, performed or incurred by any Entity for the benefit of) NII Group Companies (other than an Entity);
(c)    the waiver, release or discount by any Entity of any economic benefit, amount, liability or obligation owed to that Person by any of the NII Group Companies (other than an Entity);
(d)    the payment by any Entity of any success fees, transaction bonuses, retention payments, professional, broker or finder fees or other costs or expenses in connection with the transactions contemplated by this Agreement, excluding, for the avoidance of doubt, any employee incentive compensation or retention program of any Entity in the ordinary course and which are not triggered by the transactions contemplated by this Agreement;
(e)    any fees, costs, Tax (or amounts in respect of Tax), penalties, interest or foreign exchange costs incurred or paid by any Entity as a result of the occurrence of any of those matters set out in paragraphs (a) to (d) above; and
(f)    the agreement or commitment (whether conditional or not) by any Entity to do any of the things set out in paragraphs (a) to (e) above, excluding, in each case, any Permitted Leakage.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Authority or arbitrator.
“Liability” means any debt, Loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Licenses” is defined in Section 4.13.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, voting trust or agreement or transfer restriction under any shareholder or similar Contract.
“Losses” means actual losses, damages, liabilities, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that Losses shall not include punitive, consequential or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Luxco Reorganization” means the transactions described on Section 6.2 of the Company Disclosure Letter.
“Luxco Reorganization Background Tax Information” has the meaning given in Section 4.11 below.
“Luxembourg GAAP” means generally accepted accounting principles in effect in the Grand Duchy of Luxembourg applied on a basis consistent in all material respects as applied in the Company Financial Statements.
“Made Available” means documents and information provided in the electronic data room managed by Intralinks or delivered to Investor or its advisors via USB drive as of or prior to the Business Day immediately preceding the Effective Date.
“Management Accounts” means the unaudited consolidated balance sheet as at February 28, 2017 and the related unaudited consolidated statement of operations for the two months then ended of Brazil Parent and its Subsidiaries in US GAAP.
“Management Fees” is defined in Section 6.10.
“Management Services” is defined in Section 6.10.
“Material Contracts” is defined in Section 4.14.
“Maximum Cap” means the Cap calculated as if Investor has contributed both the Initial Investor Capital Contribution and the Second Investor Capital Contribution.

“Network Assets” means the Transmitter Sites, tower structures, antennas, transmitters, base radios, switches, aggregation points and all other equipment owned or leased by the Entities and used in connection with their business.
“Nextel Mexico Escrow” means the funds held in the applicable escrow account at Citibank N.A. pursuant to that certain Escrow Agreement, dated January 26, 2015, among NIU Holdings, Citibank, N.A. and AT&T Mobility Holdings B.V. (as permitted assignee).
“NII Group Companies” means Parent and its Subsidiaries.
“NII International” is defined in the Preliminary Statements.
“NII Material Adverse Effect” means a material adverse effect on the ability of NII Telecom or Parent to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations under this Agreement or any Ancillary Agreement on a timely basis.
“NII Telecom” is defined in the Preamble.
“NIU Holdings” means NIU Holdings LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent.
“Non-Disclosure Agreement” means the Confidentiality Agreement, dated as of November 30, 2015, between AINMT Holdings AB, a corporation existing under the Laws of Sweden, and Parent.
“Notice of Exercise” is defined in Section 2.6(b).
“Opco” is defined in the Preliminary Statements.
“Opco Financial Statements” is defined in Section 4.9(a).
“Option Expiration Date” is defined in Section 2.6(b).
“Option Termination Date” is defined in Section 2.6(a).
“Order” means any order, consent, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or arbitrator.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business consistent with past practice of the applicable Entity.
“Ordinary Shares” means the ordinary shares, with a nominal value of $1.00 per share, of the Company.

“Owned Property” means all real property owned by the Entities.
“Ownership Change” is defined in Section 8.6(a).
“Parent” is defined in the Preamble.
“Parent Board Recommendation” is defined in Section 4.29.
“Parent Cash Schedule” means the schedule set forth in Section 4.35 of the Company Disclosure Letter setting out the freely distributable unrestricted cash (not including cash held in the Nextel Mexico Escrow) held by Parent and its Affiliates (other than Brazil Parent, Opco and its Subsidiaries) as at the Parent Cash Schedule Date.
“Parent Cash Schedule Date” means June 2, 2017.
“Parent Financial Statements” is defined in Section 4.9(a).
“Parent Guaranteed Parties” is defined in Section 9.1(a).
“Parent Stockholder Approval” means the affirmative vote of a majority of the votes properly cast (excluding any abstentions or broker non-votes) by holders of common stock, nominal value $0.001 per share, of Parent entitled to vote at the Parent Stockholders Meeting in favor of authorizing this Agreement and the transactions contemplated hereby.
“Parent Stockholders Meeting” is defined in Section 6.12(c).
“Parent Takeover Proposal” means any inquiry, proposal, indication of interest in making a proposal or offer by any Person or group (other than Investor and its Affiliates) after the date of this Agreement which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation, amalgamation, arrangement, or other business combination sale of shares, sale of assets, take-over bid, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership, directly or indirectly, of (i) more than 20% of any class of capital stock, other equity securities or voting power of Parent or any resulting parent company of Parent, or (ii) assets or businesses of Parent or its Subsidiaries (including any voting equity interest of its Subsidiaries, but excluding sales of assets in the ordinary course of business) representing more than 20% of the fair market value of the consolidated assets of Parent or which generate more than 20% of Parent’s net revenue or net income on a consolidated basis (for the 12-month period ending on the last day of Parent’s most recently completed fiscal quarter).
“Parties” means Investor, Company and NII Telecom.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority, but excluding Telecommunication Licenses.

“Permitted Leakage” means those items and amounts set forth on Section 1.1(c) of the Company Disclosure Letter.
“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been Made Available to Investor, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith through appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairmen’s and similar Liens arising or incurred in the Ordinary Course of Business, not yet delinquent, that are not material to the business, operations and financial condition of the Owned Property so encumbered, and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (iv) zoning, entitlement and other land use and environmental regulations, (v) liens securing debt as disclosed in the Financial Statements, (vi) title of a lessor under a capital or operating lease, (vii) the Liens set forth on Section 1.1(d) of the Company Disclosure Letter, and (viii) such other imperfections in title, charges, easements, restrictions and encumbrances that would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“PIS/PASEP” means the Brazilian Social Contributions (Contribuição para o Programa de Integração Social and Programa de Formação do Patrimônio do Servidor Público).
“Pre Initial Closing Subscription Amount” is defined in Section 2.3(a).
“Preferred Shares” is defined in the Preliminary Statements.
“Privileged Communications” is defined in Section 9.11.
“Proxy Statement” is defined in Section 6.12(a).
“Regulatory Approval” means the approval of ANATEL and any Governmental Authority (excluding the Antitrust Approval) for the change of control of the Entities that is required to be received in connection with the consummation of the transactions contemplated by this Agreement.
“Released Escrow Proceeds” means all cash amounts released from the Nextel Mexico Escrow from time to time (whether in the past, present or future) and which shall be contributed by NII Telecom, or Parent on NII Telecom’s behalf, to the Company on or after the Initial First Closing Date pursuant to Section 2.5.
“Remaining NII Retained Cash” is defined in Section 2.1(k).

“Restated Articles of Association” means the Amended and Restated Articles of Association of the Company substantially in the form attached as Exhibit A-1.
“Retained NII Group” means the NII Group Companies other than the Company, NII International and their Subsidiaries.
“Schedule of Intercompany Receivables/Payables” means Section 4.9 of the Company Disclosure Letter.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Closing” is defined in Section 3.4.
“Second Closing Date” is defined in Section 3.4.
“Second Investor Capital Contribution” is defined in Section 2.6(a).
“Second Restated Articles of Association” means the Second Amended and Restated Articles of Association of the Company substantially in the form attached as Exhibit A-2.
“Second Tranche Shares” is defined in Section 2.7(b).
“Shareholders’ Agreement” means the shareholders’ agreement to be entered into by the Company, Investor and NII Telecom, in the form attached hereto as Exhibit B.
“Shares” mean the Ordinary Shares and the Preferred Shares.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” and “Subsidiaries” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the share capital of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
“Superior Proposal” means a bona fide written proposal or offer constituting a Brazil Proposal or a Parent Takeover Proposal (with references to 20%

being deemed to be replaced with references to 50%), in each case, that Parent’s board of directors determines in good faith after consultation with Parent’s outside legal and financial advisors is more favorable to the stockholders of Parent than the transactions contemplated by this Agreement after taking into account all relevant factors, including (a) the breakup fee, (b) all the terms and conditions of such proposal or offer and (c) any alternative proposal offered by Investor.
“Tax” or “Taxes” means (i) any and all taxes, however denominated, including any deficiencies, assessments, governmental charges, duties (including custom duties), fees, imposts, levies, interest, additions to tax or, fines, penalties or additional amounts that may become payable in respect thereof, imposed by any national, state, federal, provincial, county, local or foreign Governmental Authority responsible for the imposition of any such tax (each, a “Tax Authority”), which taxes will include, without limiting the generality of the foregoing, all income taxes, alternative or add-on minimum, escheat, capital, ad valorem, profits, license, privilege, inventory, capital stock, capital gain taxes, PIS/PASEP, COFINS, CSLL, social contribution taxes, payroll taxes and employee withholding taxes (INSS and FGTS), value added customs, unemployment insurance, social security, service taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, estimated taxes, stamp taxes, documentary taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, whether arising or enacted before, on or after the Initial First Closing Date; and (ii) any liability in respect of any item described in clause (i) payable by reason of contract, transferee liability, operation of Law or otherwise.
“Tax Authority” has the meaning set forth in the definition of Tax.
“Tax Matter” means any inquiry, claim, assessment, audit or similar event with respect to Taxes before any Tax Authority or any other Governmental Authority.
“Tax Return” means all returns, declarations, notices, computations, reports, estimates, claims for refunds, information returns, elections and statements required to be filed with any Governmental Authority or Tax Authority in respect of any Taxes, including any amendments thereto and requests for the extension of time in which to file any such return, declaration, report, estimate, information return, election or statement.
“Telecommunication Licenses” means any permit or authorization granted by ANATEL for the operation of any kind of telecommunications services, including the use of spectrum, network or band-width.
“Telefônica” means Telefônica Brasil S.A.
“Telefônica RAN Sharing Agreement” means the Contrato de Compartilhamento de Rede – RAN Sharing, dated as of May 22, 2016 entered into by Telefônica and Opco, including all its schedules and ancillary documents.

“Telefônica Roaming Agreement” means the Contrato de Exploração Industrial de Rede Móvel, dated as of December 26, 2013, entered by Telefônica and Opco, as amended, including all its schedules and ancillary documents.
“Termination Fee” is defined in Section 3.8(b).
“Third Party Claim” is defined in Section 8.5(a).
“Trademarks” is defined within the definition of Intellectual Property.
“Trademark Sublicense Agreement” means the Trademark Sublicense Agreement, dated January 1, 2012, by and between Parent and Opco.
“Transmitter Sites” means all rooftop, tower or other structures on which the Entities have radio transmitters, as applicable.
“U.S.” means the United States of America.
“US GAAP” means generally accepted accounting principles in effect in the United States of America applied on a basis consistent in all material respects as applied in NII International’s financial statements.
1.2    Construction Rules and Interpretative Matters. The following rules of construction and interpretation will apply:
(a)    when calculating the period of time in which any act is to be performed pursuant to this Agreement, the date that is the reference date in calculating the beginning of such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;
(b)    any reference in this Agreement to “$” or “dollars” will mean U.S. dollars and to “Real” or “R$” means Brazilian Real;
(c)    the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement;
(d)    any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa;
(e)    the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;
(f)    all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(g)    words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;
(h)    the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;
(i)    any reference to the “date hereof” means the date of this Agreement;
(j)    references to Laws mean a reference to such Laws as the same may be amended, modified, supplemented from time to time;
(k)    references to percentages “of the share capital in the Company on a fully diluted basis” (or similar language) mean such percentages without regard to any employee equity compensation plans (approved, to the extent required, pursuant to this Agreement or the Shareholders’ Agreement), and such percentages shall be adjusted in proportion to any stock issuances pursuant to such mutually agreed employee equity compensation plans; and
(l)    the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.	CAPITAL CONTRIBUTIONS AND SUBSCRIPTION FOR PREFERRED SHARES
2.1    Escrow Mechanics and Obligations Before Initial First Closing. Subject to the terms and conditions of this Agreement:
(a)    Within two Business Days of receipt of the same by Investor, Investor shall deliver to NII Telecom a copy of the Bank Letter;
(b)    Promptly following the Effective Date (i) Investor Parent will call the Investor Parent Shareholders Meeting to be held within 12 Business Days of the Effective Date and use its commercially reasonable efforts to obtain any approvals required by applicable Law from the shareholders of Investor Parent, (ii) AINMT AS will call the AINMT AS Shareholders Meeting to be held within 12 Business Days of the Effective Date and use its commercially reasonable efforts to obtain any approvals required by applicable Law from the shareholders of AINMT AS, in each case in connection with the Initial Investor Capital Contribution and the subscription for the Initial First Investor Shares and Initial Second Investor Shares pursuant to the terms of this Agreement. AINMT AS confirms to NII Telecom that, at the date of this Agreement, the majority of directors of AINMT AS intend to recommend its shareholders to vote in favor of the resolutions to be proposed at the AINMT AS Shareholders Meeting, and AINMT AS is not aware of any fact or circumstance which would result in such directors changing such recommendation. Neither AINMT AS nor Investor Parent shall be in breach of any obligation under Section 2.1(b) if compliance with such obligation would be in breach of their respective directors’ fiduciary duties under applicable Law or if the Investor or Investor Parent or AINMT AS is not satisfied with the contents (acting reasonably) of the updated Company Disclosure Letter delivered under Section 2.1(h)(i).
(c)    On the Escrow Pay-In Date:
(i)    each of NII Telecom and Investor will (and the Parties will cause the Escrow Agent to) deliver to each other Party and the Company a duly executed counterpart of the Escrow Agreement, executed by each of NII Telecom, Investor and the Escrow Agent respectively;
(ii)    Investor will arrange for the transfer of the Escrow Amount to the Escrow Account, such amount to be held on the terms of the Escrow Agreement and this Agreement.
(d)    At the Initial First Closing the relevant actions specified in Sections 2.3 and 3.2 will occur, and receipt by the Company from the Escrow Account of the Escrow Initial Tranche Amount shall discharge Investor from its obligation to pay such amounts of the Initial Investor Capital Contribution to the Company in respect of the subscription for the Initial First Investor Shares in accordance with Section 2.3(b).
(e)    If the Escrow Initial Tranche Condition has not been satisfied by 5:00 pm New York time on the last day of the Escrow Period, this Agreement may be terminated in accordance with Section 3.6(j) and the Escrow Amount will be released to Investor.
(f)    At the Initial Second Closing, the relevant actions specified in Sections 2.4(a), 2.4(b) and 3.3 will occur, and receipt by the Company from the Escrow Account of the Escrow Second Tranche Amount shall discharge Investor from its obligation to pay such amounts of the Initial Investor Capital Contribution to the Company in respect of the subscription for the Initial Second Investor Shares in accordance with Section 2.4(a).
(g)    If by 5:00 pm New York time on the last day of the Escrow Period, the Escrow Second Tranche Condition has not been met, then the remaining amount in the Escrow Account at such time will be released to Investor.
(h)    Parent shall deliver to Investor (i) an updated Company Disclosure Letter as promptly as reasonably practicable after the Effective Date but in any event within five (5) Business Days from the Effective Date, such updated Company Disclosure Letter being updated only for the period from April 21, 2017 up until the

Effective Date and (ii) final form tax analyses prepared by Deloitte Tax LLP and addressed to the Company on US, Brazil and Luxembourg Tax consideration related to the Luxco Reorganization, by no later than 15 Business Days from the Effective Date, including the information set forth in Section 2.1(h) of the Company Disclosure Letter.
(i)    The Company, Parent and NII Telecom shall, as promptly as reasonably practicable after the Effective Date, but in any event prior to the Compliance Notification Date, cause each of the Entities (other than the Company) to amend their articles of association, articles of incorporation, bylaws and other constitutional or organizational documents to:
(i)    require that any transfer or attempted transfer, or any issuance, of any shares, stock or securities of such Entity shall require the prior written consent of Investor and that any such transfer or attempted transfer, or any issuance, of any shares, stock or securities of such Entity without such prior written consent shall be null and void ab initio; and
(ii)    such Entity shall not (A) transfer or issue on its books any of the shares, stock or securities that have been sold, issued or transferred in violation of the consent requirement at clause (i) above, or (B) treat as owner of such shares, stock or securities or to pay dividends or other distributions to any purported transferee to whom any such shares, stock or securities purported to have been sold, issued or transferred.
(j)    From the Effective Date, the Company will not (and shall procure that no Group Member will), and until the Second Closing NII Telecom will procure that the Company will not (and shall procure that no Group member will): (i) transfer to another entity, or otherwise take any actions with respect to, any Intercompany Debt that would create a taxable event under the U.S. Internal Revenue Code or the U.S. Treasury Regulations thereunder, or (ii) cause the Intercompany Debt not to be “disregarded” for U.S. Tax purposes, in each case without the prior written consent of (A) from the Effective Date until the Second Closing (if any), NII Telecom and (B) from and after the Effective Date, Investor. Any transfer or attempted transfer, or any issuance, of any shares, stock or securities of any Entity (other than the Company) shall require the prior written consent of the Investor and any such transfer or attempted transfer, or any issuance, of any shares, stock or securities of such Entity without such prior written consent shall be null and void ab initio. The Company (and the Company shall procure than any Entity) shall not (1) transfer or issue on its books any of the shares, stock or securities that have been sold, issued or transferred in violation of any of the provisions set forth in this Agreement, or (2) treat as owner of such shares, stock or securities or to pay dividends or other distributions to any purported transferee to whom any such shares, stock or securities purported to have been sold, issued or transferred.
(k)    From the Effective Date, the Parties acknowledge and agree that the Parent and Retained NII Group may only use $50,000,000 of the freely distributable unrestricted cash held by the Retained NII Group as at the Effective Date for the ongoing operations of the Retained NII Group (the remaining amount of such $50,000,000 as at the Initial First Closing, less, for the avoidance of doubt, any costs and expenses incurred and other amounts paid by the Retained NII Group between the Effective Date and the Initial First Closing being the “Remaining NII Retained Cash”).
2.2    Escrow Monies
(a)    Except as provided in this Agreement or with the prior written consent of each of Investor and NII Telecom, no releases or withdrawals will be made from the Escrow Account.
(b)    Any bank or other charges arising on the Escrow Account will be charged to the Company.
(c)    Any interest or profit generated from the Escrow Account (subject to any deduction of tax at source and any bank or other charges properly charged to the Escrow Account) will be retained in the Escrow Account and will form part of the Escrow Amount. Any final payments out of the Escrow Account will have added to them the interest or profit accrued to the Escrow Account on the Business Day preceding the date of the relevant payment.
(d)    If this Agreement is terminated, any amounts outstanding in the Escrow Account from time to time shall be returned to Investor within 2 Business Days of such termination.
(e)    Investor and NII Telecom shall give such instructions to the Escrow Agent without delay as may be required to give full effect to the provisions of Section 2.1 and this Section 2.2.
2.3    Initial First Tranche. Subject to the terms and conditions of this Agreement:
(a)    As soon as practical after the Effective Date and prior to the Initial First Closing, NII Telecom will (i) subscribe for 116,641,667 Ordinary Shares at the Funding Valuation Rate and (ii) pay to the Company an aggregate capital contribution of $116,641,667 in cash (the “Pre Initial Closing Subscription Amount”).
(b)    At the Initial First Closing, Investor will (i) subscribe for 28,984,600 Preferred Shares (the “Initial First Investor Shares”) at the Funding Valuation Rate, and (ii) pay to the Company an aggregate capital contribution in cash of the Escrow Initial Tranche Amount.
(c)    At the Initial First Closing, in exchange for the Escrow Initial Tranche Amount to be paid by Investor to the Company, the Company will issue and allot to Investor the Initial First Investor Shares.

(d)    At the Initial First Closing, NII Telecom will contribute to the Company, as a capital contribution into a 115 Account of the Company (and such capital contribution shall not be used to subscribe for Shares), an amount, in cash, equal to (i) the aggregate amount of the freely distributable unrestricted cash (including all cash released from the Nextel Mexico Escrow prior to the Initial First Closing held by Parent and its Affiliates (other than Brazil Parent, Opco and its Subsidiaries) being at least $53,000,000 minus (ii) the Remaining NII Retained Cash plus (iii) an amount equal to any Leakage received by or for the benefit of any member of the Retained NII Group (the “Initial Parent Capital Contribution”).
(e)    For the avoidance of doubt, following the Initial First Closing, the Parties intend that (as illustrated by the Capitalization Table) (i) Investor shall hold 19.9% of the share capital of the Company on a fully diluted basis and (ii) NII Telecom shall hold 80.1% of the share capital of the Company on a fully diluted basis until the Initial Second Closing, if any.
2.4    Initial Second Tranche. Subject to the terms and conditions of this Agreement, at the Initial Second Closing:
(a)    Investor will (i) subscribe for 21,015,400 Preferred Shares (the “Initial Second Investor Shares”) at the Funding Valuation Rate, and (ii) pay to the Company an aggregate capital contribution equal to the Escrow Second Tranche Amount (“Initial Second Tranche Investor Contribution”).
(b)    In exchange for the Initial Second Tranche Investor Contribution to be paid by Investor to the Company, the Company will issue and allot to Investor the Initial Second Investor Shares.
(c)    For the avoidance of doubt, following the Initial Second Closing, and subject to satisfaction of the Escrow Second Tranche Condition, the Parties intend that (as illustrated by the Capitalization Table) (i) Investor shall hold 30% of the share capital of the Company on a fully diluted basis and (ii) NII Telecom shall hold 70% of the share capital of the Company on a fully diluted basis until the Second Closing, if any.
(d)    The Parties acknowledge and agree that the Initial Investor Capital Contribution, the Pre Initial Closing Subscription Amount and the Initial Parent Capital Contribution will be made available to the Company and its Subsidiaries for general corporate purposes (including for the repayment of Indebtedness) and to develop the future business of the Company and its Subsidiaries.
2.5    Released Escrow Proceeds.
(a)    On or after the Initial First Closing Date, NII Telecom will contribute, or Parent will contribute on NII Telecom’s behalf, promptly to the Company from time to time the Released Escrow Proceeds, which shall be contributed into a 115 Account, where they shall remain subject to Section 2.7(b) such that Investor’s share capital in the Company is not diluted. NII Telecom shall promptly, and in any event within 5 Business Days, notify Investor in writing on becoming aware that any Released Escrow Proceeds are or will become available, such notice to include such amounts to be released, and shall promptly, and in any event within 5 Business Days of such request, provide any information reasonably requested by Investor in connection therewith. NII Telecom will also provide Investor with any information and documentation to implement the contribution of the Released Escrow Proceeds in accordance with this Agreement prior to such contribution being made, and shall include any reasonable comments received from Investor in respect of the same.
2.6    Investor Option to Subscribe for Additional Preferred Shares. (a) Subject to the terms and conditions of this Agreement, until January 31, 2018 (the “Option Termination Date”), Investor will have the option, exercisable at Investor’s sole discretion, to subscribe for an additional $150,000,000 of Preferred Shares in cash, being 150,000,000 Preferred Shares (the “Second Investor Capital Contribution”) at the Funding Valuation Rate (such option, the “Investor Option”, and such shares, the “Investor Option Shares”).
(b)    Investor may exercise the Investor Option by delivering written notice to the Company and Parent (“Notice of Exercise”), and concurrently delivering evidence of Investor’s financial ability to satisfy the amount of the Second Investor Capital Contribution in substantially similar form to the Bank Letter delivered by Investor to NII Telecom pursuant to Section 2.1(a) or in such other form reasonably satisfactory to Parent that demonstrates that the Investor has financial resources available to satisfy the amount of the Second Investor Capital Contribution (the “Evidence of Financial Capacity”) on or prior to November 15, 2017 (the “Option Expiration Date”). The date of such Notice of Exercise will be the “Exercise Date”.
2.7    Second Tranche. If Investor has provided the Notice of Exercise prior to the Option Expiration Date pursuant to Section 2.6, then subject to the terms and conditions of this Agreement, at the Second Closing:
(a)    Investor will (i) subscribe for the Investor Option Shares at the Funding Valuation Rate and (ii) pay to the Company the Second Investor Capital Contribution.
(b)    NII Telecom will (i) subscribe for 16,667,000 Preferred Shares at the Funding Valuation Rate (the “Additional Parent Shares” and together with the Investor Option Shares, the “Second Tranche Shares”), such subscription to be funded out of the contributions previously made by Parent to the 115 Account (the “Second Parent Capital Contribution”).
(c)    For the avoidance of doubt, following the Second Closing, the Parties intend that, as illustrated in the Capitalization Table, (i) Investor shall hold 60% of the share capital of the Company on a fully diluted basis and (ii) NII Telecom shall hold 40% of the share capital of the Company on a fully diluted basis.

III.	CLOSING AND TERMINATION
3.1    Initial First Closing Date. The Initial First Closing will take place five Business Days after satisfaction of the Escrow Initial Tranche Condition (the “Initial First Closing”).
3.2    Initial First Closing Deliveries. At the Initial First Closing:
(a)    the Company will:
(i)    issue the Initial First Investor Shares to Investor and undertake to complete all formalities required to be observed under Luxembourg and other applicable Law in order to authorize the issuance and allotment of the Initial First Investor Shares shall have been observed (including any required increase of the authorized capital of the Company and the authorization by the general meeting of shareholders of the Company of the issuance and allotment of the Initial First Investor Shares to Investor);
(ii)    deliver a signed contribution agreement on customary terms with NII Telecom in relation to the contribution by NII Telecom to the Company of the Initial Parent Capital Contribution;
(iii)    record the Initial Parent Capital Contribution to the 115 Account;
(iv)    deliver a signed subscription agreement on customary terms with Investor in relation to its subscription for the Initial First Investor Shares; and
(v)    execute the necessary documentation under Luxembourg Law (including to appear in front of a Luxembourg notary to record the issuance of the Initial First Investor Shares) and do all such other acts and things as may, in the reasonable opinion of Investor and NII Telecom, be required to fully adopt and file the Restated Articles of Association and fully effect the issuance and allotment of the Initial First Investor Shares to Investor, including the convening and holding of meetings of the board and shareholders of the Company and registering such issuance in the shareholder register of the Company;
(b)    Investor will:
(i)    instruct the Escrow Agent pursuant to the terms of the Escrow Agreement to pay by wire transfer of immediately available funds into one or more bank accounts specified by the Company in a written notice delivered to the Escrow Agent at least two Business Days before the Initial First Closing, an amount in cash equal to the Escrow Initial Tranche Amount;

(ii)    deliver a signed subscription agreement on customary terms with the Company pursuant to which it agrees to subscribe for the Initial First Investor Shares. and
(iii)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of the Company and NII Telecom, be required to subscribe for the Initial First Investor Shares.
(c)    NII Telecom will:
(i)    instruct the Escrow Agent pursuant to the terms of the Escrow Agreement to pay by wire transfer of immediately available funds into one or more bank accounts specified by the Company in a written notice delivered to the Escrow Agent at least two Business Days before the Initial First Closing, an amount in cash equal to the Escrow Initial Tranche Amount;
(ii)    pay by wire transfer of immediately available funds into one or more bank accounts specified by the Company in a written notice which the Company will deliver to NII Telecom at least two Business Days before the Initial First Closing, an amount in cash equal to the Initial Parent Capital Contribution;
(iii)    deliver a signed contribution agreement on customary terms with the Company pursuant to which it agrees to contribute the Initial Parent Capital Contribution to the 115 Account of the Company;
(iv)    deliver a shareholders resolution of the Company accepting the Initial Parent Capital Contribution and resolving to allocate it to the 115 Account;
(v)    deliver or cause to be delivered a certificate signed by an authorized officer of NII Telecom, dated as of the Initial First Closing, to the effect that all the shares in the capital of the Entities (other than the Company) are duly authorized and are validly issued, and are all issued to and held legally and beneficially by an Entity free and clear of all Liens, together with a copy of the then current register of shareholders or members of each Entity (other than the Company);
(vi)    deliver evidence that it authorized, as the sole shareholder of the Company, at the general meeting of shareholders of the Company, the issuance and allotment of the Initial First Investor Shares to Investor; and
(vii)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of Investor and the Company, be required for Investor to subscribe for the Initial First Investor Shares and fully adopt and file the Restated Articles of Association.
3.3    Initial Second Closing Deliveries. The Initial Second Closing will take place five Business Days after the satisfaction of the Escrow Second Tranche

Condition (which shall be extended to the Initial First Closing if the Antitrust Approval is obtained prior to the Escrow Initial Tranche Condition being satisfied) (the “Initial Second Closing”). At the Initial Second Closing:
(a)    the Company will:
(i)    issue the Initial Second Investor Shares to Investor and undertake to complete all formalities required to be observed under Luxembourg and other applicable Law in order to authorize the issuance and allotment of the Initial Second Investor Shares shall have been observed (including any required increase of the authorized capital of the Company and the authorization by the general meeting of shareholders of the Company of the issuance and allotment of the Initial Second Investor Shares to Investor);
(ii)    deliver a signed subscription agreement on customary terms (as approved before the Initial Second Closing by Investor acting reasonably and promptly) with Investor in relation to the subscription for the Second Investor Shares;
(iii)    deliver a signed contribution agreement on customary terms with NII Telecom in relation to the contribution by NII Telecom to the Company of any Released Escrow Proceeds;
(iv)    record any Released Escrow Proceeds contributed to the 115 Account; and
(v)    execute the necessary documentation under Luxembourg Law (including to appear in front of a Luxembourg notary to record the issuance of the Initial Second Investor Shares) and do all such other acts and things as may, in the reasonable opinion of Investor, be required to fully effect the issuance and allotment of the Initial Second Investor Shares to Investor, including the convening and holding of meetings of the board and shareholders of the Company and registering such issuance in the shareholder register of the Company.
(b)    Investor will:
(i)    in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent to pay by wire transfer of immediately available funds (A) into the bank accounts specified by the Company in a written notice delivered to the Escrow Agent at least two Business Days before the Initial Second Closing, an amount in cash equal to the Escrow Second Tranche Amount, and (B) to the Investor any remaining amount in the Escrow Account (if any) after the payment set out at (A);
(ii)    deliver a signed subscription agreement on customary terms (as approved before the Initial Second Closing by Investor acting reasonably and promptly) with the Company pursuant to which it agrees to subscribe for the Second Investor Shares; and

(iii)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of the Company and NII Telecom, be required to subscribe for the Initial Second Investor Shares.
(c)    NII Telecom will:
(i)    in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent to pay by wire transfer of immediately available funds: (A) into the bank accounts specified by the Company in a written notice delivered to the Escrow Agent at least two Business Days before the Initial Second Closing, an amount in cash equal to the Escrow Second Tranche Amount, and (B) to the Investor any remaining amount in the Escrow Account (if any) after the payment set out at (A);
(ii)    deliver a signed contribution agreement on customary terms with the Company pursuant to which it agrees to contribute any Released Escrow Proceeds to the 115 Account of the Company;
(iii)    deliver a shareholders resolution of the Company accepting any Released Escrow Proceeds contributed and resolving to allocate it to the 115 Account;
(iv)    deliver evidence that it authorized, at the general meeting of shareholders of the Company, the issuance and allotment of the Initial Second Investor Shares to Investor; and
(v)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of Investor and the Company, be required for Investor to subscribe for the Initial Second Investor Shares.
3.4    Second Tranche Closing. Subject to the satisfaction of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3, or the waiver thereof by the Party entitled to waive that condition, the closing of the subscription and payment for the Second Tranche Shares (the “Second Closing”) will take place at, or be directed from, the offices of Jones Day located at 250 Vesey Street, New York, New York, or at such other place as NII Telecom and Investor may agree, at 10:00 a.m. New York City time, on the date that is five Business Days following the satisfaction or waiver of the conditions set forth in Article VII, other than conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of such conditions, unless another time or date, or both, are agreed to in writing by the Parties (the “Second Closing Date”).
3.5    Second Closing Deliveries. At the Second Closing, if applicable:
(a)    the Company will:

(i)    issue the Investor Option Shares and the Additional Parent Shares to Investor and NII Telecom respectively and undertake to complete all formalities required to be observed under Luxembourg and other applicable Law in order to authorize the issuance and allotment of the Second Tranche Shares shall have been observed (including any required increase of the authorized capital of the Company and the authorization by the general meeting of shareholders of the Company of the issuance and allotment of the Investor Option Shares and the Additional Parent Shares to Investor and NII Telecom, respectively);
(ii)    deliver signed subscription agreements on customary terms with Investor and NII Telecom in relation to their subscription for the Investor Option Shares and Additional Parent Shares, as applicable; and
(iii)    execute the necessary documentation under Luxembourg Law (including to appear in front of a Luxembourg notary to record the issuance of the Second Tranche Shares) and do all such other acts and things as may, in the reasonable opinion of Investor and NII Telecom, be required to fully adopt and file the Second Restated Articles of Association and fully effect the issuance and allotment of the Second Tranche Shares to Investor and NII Telecom, including taking such actions necessary to deduct an amount equal to the Second Parent Capital Contribution from the 115 Account and to recognize such amount as a capital contribution from NII Telecom, the convening and holding of meetings of the board and shareholders of the Company and registering such issuance in the shareholder register of the Company.
(b)    Investor will:
(i)    deliver or cause to be delivered the officer’s certificate required to be delivered pursuant Section 7.2(a) and Section 7.2(b);
(ii)    pay by wire transfer of immediately available funds into one or more bank accounts specified by the Company in a written notice delivered to Investor at least two Business Days before the Second Closing, an amount in cash equal to the Second Investor Capital Contribution;
(iii)    deliver a signed subscription agreement on customary terms with the Company pursuant to which it agrees to subscribe for the Investor Option Shares; and
(iv)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of the Company and NII Telecom, be required to subscribe for the Investor Option Shares.
(c)    NII Telecom will:
(i)    deliver the officer’s certificate required to be delivered pursuant Section 7.1(a) and Section 7.1(b);

(ii)    deliver a signed subscription agreements on customary terms with the Company pursuant to which it agrees to subscribe for the Additional Parent Shares;
(iii)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of Investor and the Company, be required for Investor to subscribe for the Investor Option Shares; and
(iv)    execute the necessary documentation under Luxembourg Law and do all such other acts and things as may, in the reasonable opinion of Investor and the Company, be required for NII Telecom to subscribe for the Additional Parent Shares and fully adopt and file the Second Restated Articles of Association.
3.6    Termination of Agreement. This Agreement may be terminated before the Second Closing as follows:
(a)    by Investor or NII Telecom, if the Second Closing has not occurred by the close of business on the Option Termination Date; provided, however, that if the Second Closing has not occurred on or before the Option Termination Date due to a material breach of any representations, warranties or covenants contained in this Agreement by Investor, on the one hand, or by NII Telecom or the Company, on the other hand, then the breaching Party may not terminate this Agreement pursuant to this Section 3.6(a); provided further, however, that if, on the Option Termination Date, any of the conditions to the Second Closing set forth in Section 7.3(b) or Section 7.3(c) shall have not been fulfilled but all other conditions to the Second Closing either have been fulfilled or are then capable of being fulfilled, then the Option Termination Date shall, without any action on the part of the Parties, be extended for an additional 30 days after the original Option Termination Date;
(b)    by mutual written consent of Investor and NII Telecom;
(c)    by Investor, if the Company or NII Telecom breaches any representation or warranty or any covenant contained in this Agreement, such breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and such breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Investor to NII Telecom of such breach and (ii) the Option Termination Date; provided, however, this Agreement may not be terminated pursuant to this Section 3.6(c) by Investor if Investor is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;
(d)    by NII Telecom, if Investor breaches any representation or warranty or any covenant contained in this Agreement, such breach would result in a failure of a condition set forth in Section 7.2 or Section 7.3 and such breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by NII Telecom to Investor of such breach and (ii) the Option Termination Date; provided, however, this

Agreement may not be terminated pursuant to this Section 3.6(d) by NII Telecom if NII Telecom or Parent is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;
(e)    by NII Telecom or Investor if there is in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that this Agreement may not be terminated pursuant to this Section 3.6(e) by NII Telecom or Investor if such Party is then in breach of its covenants and agreements set forth in Sections 6.6 or 6.7;
(f)    by NII Telecom or Investor, if the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof) at which a vote on such approval was taken;
(g)    by NII Telecom, at any time after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, in order to concurrently enter into a definitive agreement with respect to a Superior Proposal; provided, that Parent shall have complied in all material respects with Section 6.13(d) and shall have paid or shall concurrently pay the Termination Fee to Investor in accordance with Section 3.8(b);
(h)    by Investor, if NII Telecom, Parent or Parent’s board of directors shall (i) have effected an Adverse Recommendation Change, (ii) approved, recommended or entered into any Brazil Proposal or Parent Takeover Proposal, (iii) materially breached Section 6.13 or (iv) formally resolved or publicly authorized or proposed to take any of the foregoing actions;
(i)    by NII Telecom, if Investor has not delivered the Notice of Exercise and Evidence of Financial Capacity by the Option Expiration Date;
(j)    by Investor, if the Escrow Initial Tranche Condition has not been satisfied by 5:00 pm New York time on the last day of the Escrow Period;
(k)    by NII Telecom or Investor, if the Escrow Payment Condition is not satisfied by the date that is 30 Business Days after the Effective Date; or
(l)    by NII Telecom or Investor, if Investor fails to notify NII Telecom of the satisfaction of the condition set forth in clause (ii) of the definition of “Escrow Initial Tranche Condition” prior to the Compliance Notification Date.
3.7    Procedure Upon Termination. If termination pursuant to Section 3.6 occurs (a) written notice will be given to the other Party and this Agreement will terminate without further action by Investor or NII Telecom, (b) each Party will deliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party that furnished the same, (c) all confidential information received by Investor with respect to the business of NII Telecom and the Entities will be treated in accordance with the Non-Disclosure Agreement, which will remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement, and (d) to the extent terminated pursuant to Section 3.6(j) above, the Escrow Amount will be returned to Investor, and Investor and NII Telecom will undertake to instruct the Escrow Agent to do the same without delay.
3.8    Effect of Termination. (a) If termination pursuant to Section 3.6 occurs, (i) each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and (ii) subject to Section 3.8(b) or Section 3.8(c), as applicable, such termination will be without liability to Investor, NII Telecom or the Company, provided, however, that the provisions of Section 3.7, this Section 3.8, Section 6.9 and Article IX and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 and Section 1.2, will survive any such termination and will be enforceable hereunder, provided further, that nothing in this Section 3.8 will be deemed to release any Party from liability for fraud or any prior breach of its obligations under this Agreement.
(b)    NII Telecom will pay, or cause to be paid, to Investor by wire transfer of immediately available funds an amount in cash equal to: (i) if Investor has not exercised the Investor Option, $5,000,000; or (ii) if Investor has exercised the Investor Option, $5,000,000 plus the amount of documented commitment or structuring fees incurred by Parent or AINMT AS for purposes of committing funds or equity capital and actually paid by Investor Parent or AINMT AS, without duplication, to obtain funding for the Second Investor Capital Contribution and to obtain the Evidence of Financial Capacity, up to a maximum aggregate amount of $6,000,000, in each case without prejudice to the economic rights attaching to the Preferred Shares pursuant to the Shareholders Agreement, the Restated Articles of Association and, if applicable the Second Restated Articles of Association (the “Termination Fee”), if:
(i)    this Agreement is terminated by NII Telecom pursuant to Section 3.6(g), such payment to be made before or concurrently with such termination and, in the absence of such payment, any such purported termination will be invalid; or
(ii)    this Agreement is terminated by Investor pursuant to Section 3.6(h), such payment to be made within 5 Business Days of such termination.
(c)    Notwithstanding anything in this Agreement to the contrary, NII Telecom will not be required to pay to Investor any amounts due pursuant to Section 3.8 more than once.
(d)    The Parties acknowledge and agree that the Termination Fee constitutes liquidated damages and is not a penalty and will be the sole and exclusive remedy, including on account of punitive damages, for recovery by Investor in the event of and for the termination of this Agreement by NII Telecom pursuant to Section 3.6(g)

or by Investor pursuant to Section 3.6(h). Notwithstanding anything to the contrary contained herein, upon payment of the Termination Fee, Parent, NII Telecom and their representatives and Affiliates will be fully released and discharged from any Liability under or resulting from this Agreement (excluding for the avoidance of doubt, the Shareholders’ Agreement and Restated Articles of Association and, if applicable, Second Restated Articles of Association), and neither Investor nor any other Person will have any other remedy or cause of action under this Agreement or any applicable Law, including for reimbursement of expenses or otherwise.

IV.	REPRESENTATIONS AND WARRANTIES OF NII TELECOM AND PARENT
Except as set forth in the disclosure letter delivered by the Company to Investor concurrently with the execution of this Agreement and updated in accordance with Section 2.1(h) (the “Company Disclosure Letter”), NII Telecom hereby represents and warrants to Investor that (and for the purposes of this Article IV, references to the Company will include the Company and NII International):
4.1    Organization of the Company. The Company is an entity duly organized and validly existing under the laws of Luxembourg and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.
4.2    Authorization of Agreement. The Company has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party (the “Ancillary Agreements”) and, subject to the receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action on the part of the Company, subject to receipt of the Parent Stockholder Approval. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3    Conflicts; Consents of Third Parties. (a) Except as set forth on Section 4.3(a) of the Company Disclosure Letter, and subject to receipt of the Parent Stockholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of the Company or an Entity, (ii) any Material Contract to which the Company or an Entity is a party or by which any of the properties or assets of the Company or an Entity are bound, (iii) any material Permit to which the Company or an Entity is a party or by which any of the properties or assets of the Company or an Entity are bound, (iv) any Order of any Governmental Authority applicable to the Company or an Entity or any of the properties or assets of the Company or an Entity, or (v) any applicable Law, other than, (A) in the case of clauses (ii), (iv) and (v), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expect to be material to the Company and its Subsidiaries, taken as a whole and (B) in the case of clauses (iii), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company or an Entity in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company or an Entity of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, (iii) the filing with the SEC of the Proxy Statement relating to the Parent Stockholders Meeting, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
4.4    Organization of the Entities. Each Entity is duly organized, validly existing and in good standing (where such concept exists) and is duly qualified or authorized to do business under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified or authorized would not reasonably be expect to be material to the Company and its Subsidiaries, taken as a whole. Complete, accurate and up-to-date copies of the articles of association or equivalent documents of each Entity have been Made Available, are in full force and effect and have been duly filed or registered with the relevant commercial registry.
4.5    Capitalization of the Entities. (a) As at the Effective Date, the issued capital stock of the Company consists of 25,000 Ordinary Shares and no shares of preferred stock, and as of immediately prior to the Initial First Closing, the authorized unissued capital stock of the Company will consist of 116,666,667 Ordinary Shares and 425,000,000 Preferred Shares. The Ordinary Shares and the shares of the Company Subsidiaries are duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, all issued and outstanding Ordinary Shares are held legally and beneficially by NII

Telecom free and clear of all Liens. The number and type of issued and outstanding capital stock of each Company Subsidiary and the legal and beneficial owners thereof, as of immediately prior to the Initial First Closing, are listed in Section 4.5(a) of the Company Disclosure Letter.
(b)    As of immediately prior to the Initial First Closing, there is no existing option, warrant, call, right or Contract of any character to which an Entity is a party requiring, and there are no securities of any Entity or other rights outstanding which upon conversion, exchange or exercise would require, the issuance or transfer of any shares or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of any Entity.
(c)    Except as set forth in Section 4.5(c) of the Company Disclosure Letter, and other than the transactions contemplated by this Agreement or the Ancillary Agreements, there is no agreement or arrangement in place with respect to the exercise of any voting rights in respect of the shares of any Entity or otherwise providing for the encumbering, purchase, sale, transfer, assignment or other disposition of the shares of any Entity.
4.6    Valid Issuance of Preferred Shares. The Preferred Shares, when issued and subscribed to in accordance with the terms and conditions set forth in this Agreement, will be duly authorized, validly issued and fully paid and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed upon an Investor.
4.7    Other Subsidiaries. The Company does not own any equity interest in any other Person except for the Company Subsidiaries identified in Section 4.5(a) of the Company Disclosure Letter.
4.8    Title to Shares. All of the issued and outstanding capital stock of each Company Subsidiary listed in Section 4.5(a) of the Company Disclosure Letter is owned by the persons set out therein free and clear of all Liens. No former shareholders or partners of any of the Entities have any rights or credits over or against any Entity or the shares of any Entity.
4.9    Financial Statements. (a) The Company has delivered to Investor true, correct and complete copies of (i) the unaudited balance sheets of NII International as at December 31, 2014 and December 31, 2015 and the related unaudited statements of income and of cash flows of NII International for the years then ended, together with the notes thereto, as well as the preliminary draft unaudited balance sheet of NII International as at December 31, 2016 and the related draft unaudited statement of income for the year then ended (the “Company Financial Statements”), (ii) the audited balance sheets of Brazil Parent as at December 31, 2014 and December 31, 2015 and the related statements of income and of cash flows of Brazil Parent for the years then ended, together with the notes thereto, as well as the preliminary draft unaudited balance sheet of Brazil Parent as at December 31, 2016 and the related draft unaudited statement of income for the year then ended (the “Brazil Parent Financial Statements”), (iii) the audited balance sheets of Opco as at December 31, 2014 and December 31, 2015 and the related statements of income and of cash flows of Opco for the years then ended, together with the notes thereto, as well as the preliminary draft unaudited balance sheet of Opco as at December 31, 2016 and the related draft unaudited statement of income for the year then ended, together with the preliminary draft notes thereto (the “Opco Financial Statements”) and, (iv) the audited consolidated balance sheets of Parent and its Subsidiaries as at December 31, 2014, December 31, 2015 and December 31, 2016 and the related consolidated statements of income and of cash flows of Parent and its Subsidiaries for the years then ended, together with the notes thereto (the “Parent Financial Statements”, together with the Company Financial Statements and the Brazil Parent Financial Statements, and the Opco Financial Statements, the “Financial Statements”). Each of the Company Financial Statements has been prepared in accordance with Luxembourg GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein. Each of the Brazil Parent Financial Statements and the Opco Financial Statements has been prepared in accordance with Brazilian GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of Brazil Parent and Opco, respectively, as at the dates and for the periods indicated therein. The Parent Financial Statements have been prepared in accordance with US GAAP consistently applied and presents fairly and in all material respects the financial position, results of operations and cash flows of Parent and its Subsidiaries as at the dates and for the periods indicated therein. Notwithstanding the foregoing, any interpretations of the statements in this paragraph shall take into account that all preliminary draft financial statements or notes have not been fully reviewed and the fact that they were not prepared to a statutory or audit standard. The Schedule of Intercompany Receivables/Payables is true, accurate, up to date and complete in all material respects and is not materially misleading.
(b)    The Management Accounts were prepared with due care and in good faith using policies and principles consistently applied throughout the period to which they relate, in accordance with Parent’s accounting policies, principles, categorizations and monthly reporting procedures as consistently applied and on a basis consistent with that employed in preparing the Parent Financial Statements, and do not materially misstate: (i) the assets and liabilities of the Brazil Parent and its Subsidiaries as at the date to which they were prepared; or (ii) the consolidated profit or loss of the Brazil Parent and its Subsidiaries for the periods to which they relate. Notwithstanding the foregoing, any interpretations of the statements in this paragraph, shall take into account the purpose for which the Management Accounts were prepared and the fact that they were not prepared to a statutory or audit standard.
(c)    No Entity has entered into any off-balance sheet arrangements or has incurred any material liabilities which it is not required to disclose in its accounts.

(d)    The books and records of NII International and the other Entities have been prepared and are being maintained in all material respects in accordance with applicable Law and true, correct and complete copies have been Made Available to Investor.
4.10    Business since December 31, 2016. Except as otherwise set forth in Section 4.10 of the Company Disclosure Letter or as otherwise contemplated in Sections 6.1, 6.2 and 6.5 of this Agreement, since December 31, 2016:
(a)    the business of the Entities has been carried on in the Ordinary Course of Business;
(b)    there has been no Company Material Adverse Effect;
(c)    no Entity has, other than in the Ordinary Course of Business, acquired or disposed of or agreed to acquire or dispose of any business, shares in any corporate, or any asset which was material to the Entities as a whole;
(d)     the Company and its Subsidiaries have made capital expenditures in accordance with its capital expenditure budget in all material respects;
(e)    no Entity has, other than in the Ordinary Course of Business, borrowed or raised any money;
(f)    no dividend or other distribution of capital or income has been declared, made or paid by any Entity;
(g)    no Entity has created, allotted, issued, acquired, repaid or redeemed loan or share capital or made an agreement to do any of those things; and
(h)    no Entity has changed in any material respect the manner or timing of the payment of its creditors or the collection of its receivables and other debts.
4.11    Taxes. Except as provided in Section 4.11 of the Company Disclosure Letter or otherwise provisioned in the Financial Statements of NII International, (a) neither the Company nor any other Entity is currently subject to any collection or pending legal action, investigation, procedure or claim for Taxes that could result in a material liability to the Company or such other respective Entity, (b) to the Knowledge of NII Telecom, neither the Company nor any other Entity has been formally notified in writing of (and, to the Knowledge of NII Telecom, no circumstances exist which would result in a formal written notification being delivered to any Entity of) any Tax delinquency notice, investigation, proceedings, claim of levy, collection or court or administrative pending matter with regard to Taxes against the Company or such Entity, (c) neither the Company nor any other Entity has adhered to any program for payment of Tax debts in installments, (d) no income Tax Return of the Company or of any other Entity is under current examination by any Taxing Authority, (e) each Entity has timely filed all material Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all material Taxes required to be paid by it have either been paid by it or are reflected as a contingency for Taxes on the most recent financial statements of such Entity, (f) all such Tax Returns are correct and complete in all material respects and (g) the Company and each other Entity has prepared, kept and preserved sufficient records to enable it to make and complete returns for Tax purposes and otherwise as required by Law. All Taxes required to be paid or withheld by an Entity have been paid or withheld and, in the case of withholdings have been (or will be) duly and timely paid to the proper Governmental Authority. No deficiencies for any Taxes have been proposed, asserted or assessed against any Entity that are still pending and no requests for waivers of the time to assess any such Taxes have been made that are still pending. No Entity is (or has been) resident for any Tax purpose in any jurisdiction other than its jurisdiction of incorporation, and no Entity has (nor has it had) a branch, agency or permanent establishment outside of its jurisdiction of incorporation, not is any Entity (nor has it been) liable to any Tax in any jurisdiction other than its jurisdiction of incorporation. All transactions or arrangements made by the Entities have been made fully on arm’s length terms. No Entity has entered into any arrangements or transaction (or series of arrangements or transactions) the main purpose, or one of the main purposes, of which was the avoidance of Tax in violation of applicable Law. Section 4.11 together with Section 4.9 represents the sole and exclusive representations and warranties regarding Taxes. To the Knowledge of NII Telecom, all the documents set forth in Section 4.11(b) of the Company Disclosure Letter (the “Luxco Reorganization Background Tax Information”) are (i) true, accurate, up to date and complete in all material respects and (ii) are not materially misleading.
4.12    Real Property. The Entities have (a) valid leasehold interests in all leased property and assets (whether real, personal, tangible or intangible) and are not in material default under the leases of any such property and assets, other than defaults that are curable by payments of non-material amounts or (b) good title to all Owned Property, free and clear of Liens except for (i) Liens set forth in Section 4.12 of the Company Disclosure Letter and (ii) Permitted Liens. All Owned Property is reflected on the Financial Statements, except for those properties and assets sold since December 31, 2016 in the Ordinary Course of Business consistent with past practices.
4.13    Intellectual Property.
(a)    Section 4.13 of the Company Disclosure Letter describes all Intellectual Property owned by the Company for which a patent or registration with the INPI or any other Intellectual Property registry in any jurisdiction exists or has been applied for by or on behalf of the Company and all material licenses of Intellectual Property which the Company or any of the other Entities has been granted by any Person or granted to any Person ("Licenses"). The Intellectual Property owned by the Company, together with the right to use the Intellectual Property licensed to the Company, constitutes all Intellectual Property used in the Ordinary Course of Business as presently conducted, except to the extent the failure to be the owner or the valid licensee would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Intellectual Property owned by the Entities is not the subject of any material Lien.
(b)    Except as provided in Section 4.13(b) of the Company Disclosure Letter, the material Intellectual Property used by the Company or any of the other Entities is not the subject of any challenge or claim received by the Company in writing.
(c)    The Company has not received in the 12 month period prior to the Effective Date any written notice of any default or breach under any Licenses.
(d)    To the Knowledge of NII Telecom, (i) the activities of the Entities do not infringe the Intellectual Property of any Person; and (ii) no Person is infringing the Intellectual Property used by any of the Entities, except to the extent that in each case, if there is any such infringement it would not reasonably be expected to result, individually or in the aggregate in a Company Material Adverse Effect.
(e)    The IT Systems are either owned by or lawfully used by the Entities.
(f)    In the 12 month period prior to the Effective Date save for outages arising in the ordinary course of scheduled maintenance there have been no material failures, breakdowns or interruptions to the IT Systems that resulted in a material interruption of the business of the Company and its Subsidiaries.
4.14    Material Contracts.
(a)    Section 4.14(a) of the Company Disclosure Letter sets forth a list of the following Contracts and their location in the Data Room (other than any statements of work, purchase, project, change or similar orders issued pursuant to any such Contracts or any intercompany Contracts or arrangements) to which the Entities are party or under which the Entities have any remaining rights or obligations as of the date of this Agreement (collectively, the "Material Contracts"):
(i)    Contracts for the sale of any assets of an Entity other than in the Ordinary Course of Business for consideration in excess of $25,000,000;
(ii)    the Brazil Credit Facilities;
(iii)    the ATC Agreements;
(iv)    the Telefônica Roaming Agreement (including the 5th Amendment to the Telefônica Roaming Agreement and the Telefônica RAN Sharing Agreement);

(v)    the Telefônica RAN Sharing Agreement (including the 5th Amendment to the Telefônica Roaming Agreement and the Telefônica RAN Sharing Agreement);
(vi)    Contracts restricting an Entity from engaging in any line of business or competing with any Person or in any geographical area;
(vii)    the Trademark Sublicense Agreement;
(viii)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Employee Plan) and
(ix)    any other Contracts (other than requirements Contracts) which, alone or together with any other related Contracts or Contracts with the same counterparty (or its Affiliates), involve the expenditure of more than $5,000,000 in the aggregate by any party in any 12 month period.
(b)    The Company has Made Available to Investor true and correct copies of each of the Material Contracts and all amendments thereto and each of the Material Contracts, as amended, is in full force and effect and is a legal, valid and binding obligation of the Entity party thereto, enforceable against such Entity in accordance with its terms. Except as set forth in Section 4.14(b) of the Company Disclosure Letter, the Entities have not received or served any written notice of any termination, material default or material breach under any Material Contract and to the Knowledge of NII Telecom, no Entity or any other Person is in breach of any material provision of any Material Contract and to the Knowledge of NII Telecom (without due inquiry) there are no facts or circumstances which are reasonably likely to give rise to termination or a material breach of any Material Contract.
(c)    No Entity derives any benefit under, is entitled to any rights, or receives any goods or services under, any Contract to which it is not a party, save as set forth in Section 4.14 of the Company Disclosure Letter.
4.15    Labor.
(a)    Section 4.15(a) of the Company Disclosure Letter lists each labor, trade union and/or collective bargaining agreement and/or agreement with any employee representative body as of the date hereof to which an Entity is a party and there are no outstanding requests for the establishment or recognition of any trade union and/or employee representative bodies.
(b)    There has been no organized labor strike, slowdown, picketing or work stoppage affecting any Entity, except in each case as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse

Effect and, to the Knowledge of NII Telecom, there is no such action pending or threatened and there are no circumstances likely to give rise to such action.
4.16    Employees. Section 4.16 of the Company Disclosure Letter lists the names and titles of all directors and officers of the Entities and, as of a date that is within 10 Business Days prior to the Effective Date, sets out the number of employees of each Entity.
4.17    Employee Benefit Plans. To the Knowledge of NII Telecom, all the employees and Persons who provide services to and/or work for the Entities are employed or engaged by and are paid by each respective Entity, as applicable, and their remuneration is appropriately reflected in the Financial Statements from time to time. Since December 31, 2016, the Entities have not made any material change in their employment policies or practices, including those related to salary, compensation, severance payments or retirement plans for employees, directors and/or officers, except for those cases in which such a change was made in order to comply with applicable Law and/or applicable collective bargaining agreements. Except as set forth on Section 4.17 of the Company Disclosure Letter, to the Knowledge of NII Telecom, since December 31, 2016, the Entities have not entered into any Employee Plan. Section 4.17 of the Company Disclosure Letter lists all material Employee Plans irrespective of when entered into. Except as set forth in Section 4.17 of the Company Disclosure Letter or as required by applicable Law, no assurance or promise (oral or written) has been made to any employee, director or officer as to the particular level or amount of benefits payable to or in respect of them on retirement, severance or death under an Employee Plan except where those benefits are fully insured. All contributions that are required to have been made to any Employee Plan have been fully and timely paid when due.
4.18    Litigation. To the Knowledge of NII Telecom, except as set forth on Section 4.18 of the Company Disclosure Letter, as of the date hereof, there are no Legal Proceedings ongoing, pending or threatened in writing against or otherwise involving any Entity where the amount claimed exceeds $1,000,000 and no Entity is subject to any judgment, order, decision or award in connection with any Legal Proceedings that has not been satisfied in full where the amount payable exceeds $1,000,000.
4.19    Compliance with Laws; Permits.
(a)    Each Entity is, and has been for the five years immediately preceding the Effective Date, in compliance with all Laws applicable to its business or operations, except where the failure to be in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Entity has, in the five years immediately preceding the Effective Date, received any written notice of or been charged with the violation of any Laws that would be material to the Company and its Subsidiaries, taken as a whole.

(b)    Each Entity currently has all Permits that are required for the operation of its business as presently conducted, except where the failure to have such Permits would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. No Entity is, or in the five years immediately preceding the Effective Date has been, in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. To the Knowledge of NII Telecom, there are no facts or circumstances which are, in the reasonable opinion of NII Telecom, likely to lead to the revocation, suspension or limitation of any Permit held by an Entity or to prevent an Entity from obtaining or renewing any Permit required for its business in future, except where such revocation, suspension or limitation would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(c)    Section 4.19(c) of the Company Disclosure Letter sets forth a list of all Telecommunication Licenses held by the Entities. Except as set forth in Section 4.19 of the Company Disclosure Letter, the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Telecommunication License granted to any Entity, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. To the Knowledge of NII Telecom, there are no facts or circumstances which are likely to lead to the revocation, suspension or limitation of any Telecommunication Licenses held by an Entity or to prevent an Entity from obtaining or renewing any Telecommunication Licenses required for its business in future.
(d)    Notwithstanding any other provision in this Agreement, Company makes no representation or warranty in this Agreement regarding the permitting, licensing, condition or compliance with Law of the Network Assets. Investor acknowledges that, as a result of the sale of Shares pursuant to this Agreement, all Network Assets are being conveyed to Investor on a "where is" and, as to condition, "as is" basis.
(e)    None of the Company or its Subsidiaries, or to the Knowledge of NII Telecom, any director, officer, employee, agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or is in violation of any similar Law or other applicable Bribery Legislation; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries; in each case other than as would be material to the Company and its Subsidiaries, taken as a whole.
4.20    Environmental Laws. The Company and the other Entities have obtained from the proper federal, state or local authorities in Brazil all environmental Permits and have observed in all respects the limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, terms and schedules set forth in the Law concerning the environment, hazardous materials, public and occupational health and safety, emission, pollution or protection of the environment, applicable to such actions and commitments, the occupation and maintenance of real estate, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Except as set forth in Section 4.20 of the Company Disclosure Letter, all Permits obtained under applicable environmental Law are valid and in full effect in all material respects with regard to the conduct of the business of the Company and the other Entities as currently conducted and, in applicable cases, requests for renewal have been made in due course for all of such Permits.
4.21    Broker's or Finder's Fee. Neither the Company nor any of the Entities has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Investor, any of its Affiliates or any of the Entities could become liable or obligated.
4.22    Insurance. Section 4.22 of the Company Disclosure Letter sets forth all insurance policies owned or held by any Entity on the date of this Agreement and that cover the corresponding Entity, its assets, properties or personnel with respect to risks arising in connection with the current operation or conduct of its business (collectively, the "Insurance Policies"). All premiums in respect of the Insurance Policies have been paid in full and to the Knowledge of NII Telecom there are no facts or circumstances that could give rise to any of the Insurance Policies being declared void or prevent an Entity from successfully making a claim under any of the Insurance Policies.
4.23    Voting. The Parent Stockholder Approval is the only vote of the holders of any class or series of the capital stock of Parent or any of Parent's Affiliates (other than wholly owned Subsidiaries) necessary (under the certificate of incorporation and bylaws of Parent, other applicable Laws or otherwise) to approve and authorize the transactions contemplated by this Agreement and the Ancillary Agreements.
4.24    Related Party Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter, no Entity has any liability or obligation (whether, actual,

contingent or otherwise) to, is not owed any amount and does not have any rights in respect of, and is not party to any agreement or arrangement with, NII Telecom or any of its Affiliates (excluding the Entities) or former Affiliates.
4.25    Sufficiency of Assets. The Entities own all of the assets and have (and will own and have) all of the rights necessary in order to enable them to carry on their business as contemplated as of the Effective Date and as at (and including) the Second Closing.
4.26    Liens. No shares in the capital of, or assets of, any Entity are subject to any Lien (other than Permitted Liens in relation to the assets of any Entity).
4.27    Loans. Section 4.27 of the Company Disclosure Letter sets forth as of the date hereof details of (i) all debt financing agreements with Indebtedness outstanding as of the date hereof to which any Entity is a party, and (ii) current amounts outstanding under such agreements.
As of the date hereof, each of NII Telecom and Parent hereby represents and warrants to Investor that:
4.28    Organization. Each of NII Telecom and Parent is an entity duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
4.29    Authorization of Agreement. Each of NII Telecom and Parent has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and, subject to the receipt of the Parent Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action on the part of NII Telecom and Parent, subject to receipt of the Parent Stockholder Approval. The board of directors of Parent has adopted resolutions authorizing and recommending that the stockholders of Parent vote in favor of authorizing the transactions contemplated by this Agreement and the Ancillary Agreements (the “Parent Board Recommendation”). This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by NII Telecom and Parent and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of NII Telecom and Parent enforceable against each such entity in accordance with its respective terms.
4.30    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Section 4.30(a) of the Company Disclosure Letter, and subject to receipt of the Parent Stockholder Approval, the execution and delivery by each of NII Telecom and Parent of this Agreement and each Ancillary Agreement to which it is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by each of NII Telecom and Parent with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of NII Telecom and Parent, (ii) any Contract or Permit to which NII Telecom and Parent is a party or by which any of the properties or assets of NII Telecom and Parent are bound, (iii) any Order of any Governmental Authority applicable to NII Telecom and Parent or any of the properties or assets of Parent, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a NII Material Adverse Effect.
(b)    Except as set forth on Section 4.30(b) of the Company Disclosure Letter, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of NII Telecom or Parent in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which NII Telecom or Parent is a party, the compliance by NII Telecom or Parent with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by NII Telecom or Parent of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, (iii) the filing with the SEC of the Proxy Statement relating to the Parent Stockholders Meeting, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a NII Material Adverse Effect.
4.31    Litigation. As of the Effective Date, there are no Legal Proceedings pending or, to the knowledge of NII Telecom or Parent, threatened against NII Telecom or Parent, or to which NII Telecom or Parent is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to result, individually or in the aggregate, in a NII Material Adverse Effect. Neither NII Telecom nor Parent is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to result, individually or in the aggregate, in a NII Material Adverse Effect.
4.32    Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, NII Telecom or the Company with respect to statements made therein based on information supplied by Investor or its Affiliates for inclusion or incorporation by reference therein.
4.33    Broker's or Finder's Fee. Neither NII Telecom nor Parent has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which the Company or any Entity or Investor or any of its Affiliates could become liable or obligated.
4.34    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Letter), neither Parent, NII Telecom nor the Company makes any other express or implied representation or warranty with respect to the Entities, the Shares, or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, any Affiliate of the Company, or any of the Company or their Affiliates’ respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Letter), Parent, NII Telecom and the Company (a) expressly disclaim and negate any representation or warranty, expressed or implied, at law, by statute, or otherwise, relating to the condition of the Shares and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Investor or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Investor by any director, officer, employee, agent, consultant, or representative of Parent, NII Telecom, the Company or any of their Affiliates). None of Parent, NII Telecom or the Company makes any representations or warranties to Investor regarding the probable success or profitability of the Entities. The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
4.35    Parent Cash Schedule. The Parent Cash Schedule is true and correct in all material respects and is not misleading as at the Parent Cash Schedule Date.

V.	REPRESENTATIONS AND WARRANTIES OF INVESTOR
As of the date hereof, Investor hereby represents and warrants to the Company and NII Telecom that:
5.1    Organization. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Investor was newly formed for the purposes of consummating the transactions contemplated by this Agreement.

5.2    Authorization of Agreement. Investor has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and subject to paragraphs (i) and (ii) of the definition of the Escrow Payment Condition to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Investor subject to paragraphs (i) and (ii) of the definition of the Escrow Payment Condition. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by Investor and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of Investor enforceable against each such entity in accordance with its respective terms.
5.3    Conflicts; Consents of Third Parties. (a) Subject to paragraphs (i) and (ii) of the definition of the Escrow Payment Condition, the execution and delivery by Investor of this Agreement and each Ancillary Agreement to which it is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Investor with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Investor, (ii) any Contract or Permit to which Investor is a party or by which any of the properties or assets of Investor are bound, (iii) any Order of any Governmental Authority applicable to Investor or any of the properties or assets of Investor, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in an Investor Material Adverse Effect.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Investor in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Investor is a party, the compliance by Investor with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Investor of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, (iii) paragraphs (i) and (ii) of the definition of the Escrow Payment Condition and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in an Investor Material Adverse Effect.
(c)    None of Investor, Investor Parent or AINMT AS hold, directly or indirectly, control (as defined in Anatel Resolution 101/99) or shares that exceed 30% of the total and voting capital of broadcasters, producers or programmers with headquarters in Brazil.

5.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of Investor, threatened against Investor, or to which Investor is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to result, individually or in the aggregate, in an Investor Material Adverse Effect. Investor is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to result, individually or in the aggregate, in an Investor Material Adverse Effect.
5.5    Broker’s or Finder’s Fee. Investor has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which NII Telecom or any of its Affiliates could become liable or obligated.
5.6    Financial Capability. Investor (a) will have, subject to paragraphs (i) and (ii) of the definition of the Escrow Payment Condition being satisfied, at the Initial First Closing, sufficient funds available to pay the Initial Investor Capital Contribution and (b) if Investor exercises the Investor Option pursuant to Section 2.6, (i) on the Exercise Date, will have delivered a true and correct copy of the Evidence of Financial Capacity required to be delivered pursuant to Section 2.6(b), and (ii) has and will have, at the Second Closing, if applicable, sufficient funds available to pay the Second Investor Capital Contribution. Investor’s obligations to complete the transactions contemplated hereby are not dependent upon or conditioned on receipt of financing.
5.7    Investigation. Investor acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Entities, the Shares, the business and the assets and liabilities of the Entities, the transactions contemplated by this Agreement and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and (b) has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, advice, data or information about the Company, the Entities, the Shares, the business and the assets and liabilities of the Entities, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, as Investor has requested. Investor further acknowledges and agrees that (i) the only representations and warranties made by the Company or any of its Affiliates are the representations and warranties expressly set forth in Article IV or any certificate delivered pursuant to this Agreement and Investor has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, advice, data or information made, communicated or furnished by or on behalf of any Entity, the Company or any of their respective Affiliates, any representatives of any Entity, the Company or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, advice, data or information made, communicated or furnished by or through any Entity’s or the Company’s banking representatives, or management presentations, data room or other due diligence information, and that Investor will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, advice, data or information and (ii) any claims that Investor may have for breach of any representation or warranty will be based solely on the representations and warranties expressly set forth in Article IV or any certificate delivered pursuant to this Agreement. Investor acknowledges that, except for the representations and warranties expressly set forth in Article IV or any certificate delivered pursuant to this Agreement, the assets and businesses of the Entities, as a result of the purchase and sale of the Shares, are being transferred on a “where is” and, as to condition, “as is” basis; provided, however, that nothing in this Section 5.7 is intended to limit or modify the representations and warranties contained in Article IV or any certificate delivered pursuant to this Agreement or any claim for fraud.
5.8    Proxy Statement. None of the information supplied or to be supplied by Investor for inclusion in the Proxy Statement will, at the date it is first mailed to stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Investor with respect to statements made therein based on information supplied by Parent or its Affiliates for inclusion or incorporation by reference therein.
5.9    No Other Representations or Warranties. Except for the specific representations and warranties expressly contained in this Article V, Investor makes no other express or implied representation or warranty with respect to itself. Except for the representations and warranties contained in this Article V, Investor disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or NII Telecom or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or NII Telecom by any director, officer, employee, agent, consultant, or representative of Investor).

VI.	COVENANTS
6.1    Brazil Tax Election. As promptly as reasonably practicable after the Effective Date, NII Telecom will use reasonable best efforts to cause the Company to make (and cause its Subsidiaries to make) “check-the-box” elections under Section 7701 of the Code, for the Company and for each of the Company's non-U.S. Subsidiaries ( “Brazil Tax Election”). The completion of the Brazil Tax Election (and delivery to Investor by NII Telecom of evidence of such) to the reasonable satisfaction of Investor forms part of the Escrow Initial Tranche Condition (being a condition to the Initial First Closing and Initial Second Closing).
6.2    Luxco Reorganization. As promptly as reasonably practicable after the Effective Date, Parent will cause the Luxco Reorganization to be completed, and

Parent will, and will cause its applicable Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to effect the Luxco Reorganization.
6.3    Access to Information. Before the earlier of (x) the Second Closing, or (y) if Investor fails to deliver the Notice of Exercise by the Option Expiration Date, the Option Expiration Date, or (z) the date this Agreement is terminated pursuant to Section 3.6, Investor will be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Entities and such examination of the books and records of the Entities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation or examination, and all communications with any Entity and their respective representatives, will be coordinated through representatives designated by the Company. Any such investigation and examination will be conducted upon reasonable notice and under reasonable circumstances during regular business hours and will be subject to restrictions under applicable Law. The Company and NII Telecom will cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Entities to cooperate with the reasonable requests of Investor and its representatives in connection with such investigation and examination, and Investor and its representatives will cooperate with the Entities and their respective representatives and will use its reasonable efforts to minimize any disruption to the Entities’ business. Nothing in this Section 6.3 will require any Entity to permit any investigation, or to disclose any information (a) if permitting such investigation or disclosing such information would, in the reasonable judgment of such Entity, violate (i) any applicable Law (including Antitrust Statutes, other rules or regulations promulgated by the Brazilian Antitrust Authority or any privacy Laws) (ii) any legally binding confidentiality obligation of such Entity, or (b) protected by attorney-client privilege, or (c) regarding (i) any bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or (ii) any information or analysis relating to any such communications. Notwithstanding the foregoing, the relevant Entity (x) may only withhold that portion of such information that is reasonably necessary to be withheld in order to maintain such confidentiality or preserve such privilege or work product protection and (y) shall use commercially reasonable efforts to provide extracts or summaries of any protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection. Before the Second Closing Date, without the prior written consent of the Company, which may be withheld for any reason, Investor will not contact any suppliers to, or customers of, any Entity. Nothing contained herein is intended to modify or terminate the Non-Disclosure Agreement, which will remain in full force and effect and applicable to Protected Information (as defined in the Non-Disclosure Agreement) provided to Investor and its representatives hereunder or in connection herewith.

6.4    Conduct of the Business. (a) From the date of this Agreement until the earlier of (x) the Second Closing, or (y) if Investor fails to deliver the Notice of Exercise by the Option Expiration Date, the Option Expiration Date or (z) the date this Agreement is terminated pursuant to Section 3.6, except (i) as set forth on Section 6.4(a) of the Company Disclosure Letter, (ii) as required by applicable Law, any Governmental Authority or the Telecommunication Licenses, (iii) as otherwise contemplated by this Agreement, or (iv) with the prior written consent of Investor (which will not be reasonably withheld, conditioned or delayed), NII Telecom and the Company will cause each Entity to:
(i)    comply in all material respects with all applicable Laws;
(ii)    conduct its business in all material respects in the Ordinary Course of Business;
(iii)    use its commercially reasonable efforts to preserve its present business operations, organization, and goodwill of the Entities with Persons having business dealings with the Entities;
(iv)    use commercially reasonable efforts to maintain in place policies of insurance providing at least the same level of cover and on substantially the same terms as the Insurance Policies.
(b)    From the date of this Agreement until earlier of (x) the Second Closing Date, or (y) if Investor fails to deliver the Notice of Exercise by the Option Expiration Date, the Option Expiration Date or (z) the date this Agreement is terminated pursuant to Section 3.6, except (1) as set forth on Section 6.4(b) of the Company Disclosure Letter, (2) as required by applicable Law, any Governmental Authority or the Telecommunication Licenses or as otherwise contemplated by this Agreement, or (3) with the prior written consent of Investor (which will not be unreasonably withheld, conditioned or delayed with respect to the matters referred to in Section 6.4(b) (v)-(vii), (xi)-(xiii), (xiv)-(xvii) and to the extent related to the foregoing clauses, Section 6.4(b)(xxi)), the Company and NII Telecom will not permit the Entities to and will cause the Entities not to:
(i)    declare, set aside, make or pay any dividend or other distribution in respect of shares or repurchase, redeem or otherwise acquire any outstanding shares or other securities of, or other ownership interests in, any Entity, whether in cash, stock, share capital, property or a combination of the foregoing;
(ii)    transfer, issue, sell or dispose of any shares or other securities of any Entity or grant options, warrants, calls or other rights to purchase or otherwise acquire shares or other securities of any Entity;
(iii)    effect any recapitalization, reclassification or like change in its capitalization;

(iv)    amend its certificate of incorporation, by-laws or articles of association, as applicable;
(v)    (A) materially increase the annual level of compensation of any of its directors or executive officers, (B) grant any extraordinary bonus, benefit or other compensation to any of its directors or executive officers, or (C) other than in the Ordinary Course of Business materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any of its directors or executive officers or otherwise materially modify or amend or terminate any Employee Plan, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Employee Plan;
(vi)    (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company; (C) except in connection with the actions contemplated in Sections 6.5(b), 6.5(c) or 6.5(d), modify, cancel or compromise the terms of any Indebtedness or other liability; or (D) waive or release any material right of any Entity;
(vii)    subject any of its properties or assets (whether tangible or intangible) to a Lien, except for Permitted Liens on properties and assets other than shares issued by any Entity;
(viii)    (A) acquire any material properties, rights, spectrum or other assets, in each case, other than in the Ordinary Course of Business, or (B) sell, assign, license, transfer, lease or otherwise dispose of any of its material properties, rights, Telecommunication Licenses or assets (except sales of inventory to customers in the Ordinary Course of Business or sales of obsolete or worthless assets or inventory);
(ix)    enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business line or invest in, make a loan, advance or capital contribution to, or otherwise acquire the assets or securities, of any other Person (other than intercompany transactions wholly between any of the Entities);
(x)    other than short-term financial investments made in the Ordinary Course of Business, acquire the securities of any other Person;
(xi)    change the accounting methods, practices or procedures applicable to the Entities, except as required by Brazilian GAAP, Luxembourg GAAP or applicable Law;

(xii)    other than in the Ordinary Course of Business, (whether by reason of its size, nature of otherwise), enter into or modify any Contract with any Affiliates;
(xiii)    modify or terminate any Material Contracts,
(xiv)    enter, modify or renew any Contract, which by reason of its size, nature of otherwise is not in the Ordinary Course of Business, with any Affiliate of the Company (other than solely with another Entity);
(xv)    enter into capital expenditure commitments in excess of 125% of the capital expenditure amounts budgeted for 2017;
(xvi)    enter into, modify or terminate any labor or collective bargaining agreement of any Entity (other than annual renewals, on terms and conditions substantially the same as those existing as of the date of this Agreement, in the Ordinary Course of Business);
(xvii)    settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or, other than in the Ordinary Course of Business, in the aggregate, reasonably be expected to be greater than $1,000,000 or begin any such claim or claims;
(xviii)    make, change or revoke any material Tax election not required by Law, file any material Tax Return (or any amendment thereof), or change any accounting period or method, settle or compromise any material Tax Matter or consent to any extension or waiver of the limitation period applicable to any material Tax Matter (other than pursuant to an extension of time to file a Tax Return obtained in the Ordinary Course of Business);
(xix)    adopt a plan of complete or partial liquidation or dissolution of any of the Entities;
(xx)    enter into or amend the terms of any related party transaction; or
(xxi)    agree in writing to do anything prohibited by this Section 6.4.
6.5    Consents; Brazil Credit Facilities. (a) Subject to the terms of this Agreement, Investor and NII Telecom will use (and NII Telecom will cause the Entities to use) their respective commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 6.5 of the Company Disclosure Letter (excluding the Regulatory Approval and the Antitrust Approval, which are governed by the terms of Section 6.6 and Section 6.7, respectively).
(b)    NII Telecom will use (and NII Telecom will cause the Entities to use) its commercially reasonable efforts to enter into an agreement with the CDB Credit Facility lenders to (i) amend the CDB Credit Facility prior to the Second Closing, on terms and conditions satisfactory to each of Parent, NII Telecom, the Company and Investor, and (ii) replace the existing guarantee granted by Parent under the CDB Credit Facility with a guarantee granted by the Company; provided that such substitution will include the assumption by the Company, and the release of Parent and its Affiliates (other than the Entities) of all of its and their obligations under, such guarantee.
(c)    NII Telecom will use (and NII Telecom will cause the Entities to use) its commercially reasonable efforts to enter into an agreement with the other parties to the ATC Agreements to replace the existing guarantee granted by NII Telecom under the ATC Agreements with a guarantee granted by the Company prior to the Second Closing; provided that such substitution shall include the assumption by the Company, and the release of NII Telecom and its Affiliates (other than the Entities) of all of its and their obligations under, such guarantee.
(d)    NII Telecom will use (and NII Telecom will cause the Entities to use) its commercially reasonable efforts to enter into an agreement with (i) the Caixa Credit Facility lenders to amend the Caixa Credit Facility prior to the Second Closing, on terms and conditions satisfactory to each of Parent, NII Telecom, the Company and Investor, and (ii) the BdB Credit Facility lenders to amend the BdB Credit Facility prior to the Second Closing, on terms and conditions satisfactory to each of Parent, NII Telecom, the Company and Investor. In relation to this Section 6.5(d) and Section 6.5(b) above NII Telecom will: (i) cooperate with Investor in connection with entering into such agreements (including providing copies of all relevant documents to Investor), (ii) inform Investor of any oral communication with, and provide copies of written communications with, any lenders under the Brazil Credit Facilities, (iii) not independently participate in any meeting with any lenders under the Brazil Credit Facilities without giving Investor prior notice of the meeting and the opportunity to attend and participate, (iv) not incur any additional material liability or obligation for any Entity to the lenders under the Brazil Credit Facilities, in each case without the written consent of Investor (such consent not to be unreasonably withheld or delayed), and (v) following delivery of the Notice of Exercise by Investor provide (or, as appropriate, cause the Entities to provide), at Investor’s prior written request, such information and assistance as Investor may reasonably require in connection with such matters.
6.6    Regulatory Approval. (a) Following the date hereof, on the terms and subject to the conditions set forth in this Agreement, each of the Parties will use their respective best efforts (and NII Telecom will cause the Entities to) (i) make or cause to be made all filings or applications required of each of them, directly or through their respective Affiliates to obtain the Regulatory Approval (excluding the Antitrust

Approval, which is subject to the terms of Section 6.7) as promptly as possible after the execution of this Agreement, and, in any event, within 10 Business Days from the Escrow Pay-In Date, and (ii) cooperate with each other in connection with any such filings or applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing or non-applying Parties before filing or submitting an application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any relevant Governmental Authority with respect to any such filing or application. Each Party will promptly inform the other Party of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or applications. No Party will participate in any meeting with any Governmental Authority in respect of any filings, applications, investigation (including any proposed investigation), litigation or other inquiry related to the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives such other Party the opportunity to attend and participate in such meeting.
(b)    Each of NII Telecom and the Company will use its reasonable best efforts to take such action as may be required to obtain the Regulatory Approval (excluding the Antitrust Approval which is subject to the terms of Section 6.7), and to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.
(c)    Without limiting the generality of the foregoing or any other provision of this Agreement, if requested by a Governmental Authority in order to obtain the Regulatory Approval, Investor will not be required to propose, negotiate, offer to commit or effect by consent, decree, hold separate Order or otherwise, the sale, divestiture, disposition of any assets or businesses of Investor, their respective Subsidiaries, the Entities, or to waive conflicting, overlapping or excessive Telecommunications Licenses, or otherwise to offer to take any other mitigation remedy.
(d)    The Parties agree that Investor will control the process of obtaining the Regulatory Approval; provided, that Investor will allow NII Telecom and the Company sufficient time to review and comment on, and will take into account any comments from NII Telecom and the Company with respect to submissions or communications required in connection with the process of obtaining Regulatory Approval.
(e)    NII Telecom and the Company will cause each of the Entities, including Opco, to sign any document required for the submission of any filing or application for Regulatory Approval, including the application for Regulatory Approval itself; provided, however, that the absence of a signature from any of the Entities on any document will not prevent Investor making a filing or application for Regulatory Approval. NII Telecom, the Company or the Entities will not interfere with Investor’s strategy for obtaining the Regulatory Approval.
(f)    Investor will pay any and all fees and expenses related to the Regulatory Approval, except for the fees and expenses associated with consultants and counsel retained by NII Telecom to assist with the ANATEL filing.
(g)    Parent will use its reasonable best efforts to (i) provide Investor, as promptly as reasonably practicable, and, in any event within 10 Business Days after the Escrow Pay-In Date, with all licensees’ documents and statements usually required by ANATEL to allow a change in the control group of the Company and/or its Subsidiaries; and (ii) keep such documentation updated until receipt of Regulatory Approval and, after that, until the related act is published in the Official Gazette.
6.7    Antitrust Approval. (a) Investor and NII Telecom will (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Statutes with respect to the transactions contemplated hereby as promptly as practicable and, in any event, including, as required, the submission of this Agreement, the Ancillary Agreements, or any other document related to the transactions contemplated hereby to the Brazilian Antitrust Authorities, as promptly as practicable and, in any event, within 10 Business Days from the date hereof, (ii) comply at the earliest practicable date with any request under any Antitrust Statutes for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Brazilian Antitrust Authorities or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the Brazilian Antitrust Authorities or other Governmental Authority under any Antitrust Statutes with respect to any such filing or any such transaction. Each Party will use its commercially reasonable efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each Party will promptly inform the other Party of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or application. No Party will independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the

Antitrust Statutes. NII Telecom and Investor may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.7 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
(b)    Investor will be responsible for (i) leading any interaction with the Brazilian Antitrust Authority, (ii) controlling (A) the filing of the Agreement and any other document before the Brazilian Antitrust Authority regarding the Antitrust Approval, and (B) the filling and submission of any other document or information required by the Brazilian Antitrust Authority, and (iii) preparing all drafts of any submissions or material communications with the competent Governmental Authority in connection with the Antitrust Statutes and providing such drafts as promptly as reasonably practicable to NII Telecom, allowing sufficient time to review.
(c)    Each of Investor and NII Telecom will use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Antitrust Statutes. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of Investor and NII Telecom will cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Investor and NII Telecom decide that such actions are not in their respective best interests. Each of Investor and NII Telecom agrees to use reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Statute that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible.
(d)    If requested by a Governmental Authority in order to obtain clearance under any Antitrust Statute, Investor will not be required to propose, negotiate, offer to commit and effect by consent decree, hold separate Order or otherwise, the sale, divestiture, disposition of any assets or businesses of Investor or their respective Subsidiaries, including the Entities, or otherwise offer to take any other mitigation remedy.
(e)    Antitrust Approval by the Brazilian Antitrust Authority will be deemed to have been obtained upon the earlier to occur of: (i) the issuance of the certificate by CADE’s General Superintendence confirming the expiration of the 15-day waiting period without challenges to the final opinion approving the transactions contemplated herein by CADE’s General Superintendence, following the publication of such final opinion in the Official Gazette, as set forth in Articles 122 and 132 of CADE’s Internal Ruling, (ii) the release of a final decision on the case by CADE’s Administrative Tribunal or (iii) the expiration of all applicable time limitations under the Antitrust Statutes without the objection or issuance of a final decision by any applicable Governmental Authority.
(f)    Investor will pay any and all fees or expenses related to the Antitrust Approval, except for the fees and expenses associated with consultants and counsel retained by NII Telecom to assist with the required filings with the Brazilian Antitrust Authority.
6.8    Further Assurances. Subject to the other provisions of this Agreement, each Party will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the transactions contemplated by this Agreement.
6.9    Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby will be in a form previously agreed by the Parties. Neither of the Parties will issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless disclosure or filing are otherwise required by applicable Law, provided, however, that the Party intending to make such release uses its reasonable best efforts consistent with such applicable Law to consult in advance with the other Party with respect to the text thereof.
6.10    [RESERVED.]
6.11    Supplementing and Amendment of Company Disclosure Letter. NII Telecom may, at its option, include in the Company Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar or Real amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information provided in one Section of the Company Disclosure Letter will suffice, without repetition or cross-reference, as a disclosure of such information in any other Section of the Company Disclosure Letter to which its relevance is reasonably apparent on its face. From time to time before the Second Closing but after the Initial First Closing, the Company will have the right to supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Letter pursuant to this Agreement (each, a “New Matter”). No such New Matter will have any effect for purposes of determining the satisfaction of the condition to the Second Closing set forth in Section 7.1(a). For the avoidance of doubt, in the event of the disclosure of any New Matter that would be reasonably likely to cause the condition to the Second Closing set forth in Section 7.1(a) not to be satisfied, Investor shall have the right to either (a) terminate this Agreement under Section 3.6(c) or (b) consummate the Second Closing. If Investor elects to consummate the Second Closing notwithstanding the disclosure of any New Matter that would be reasonably likely to cause the condition to the Second Closing set forth in Section 7.1(a) not to be satisfied, then Investor will not have the right to recover any Losses with respect to such New Matter pursuant to Sections 8.2(a) to (c).
6.12    Preparation of Proxy Statement; Stockholders Meeting. In the event that Investor delivers the Notice of Exercise prior to the Option Expiration Date in accordance with Section 2.6, then:
(a)    As promptly as reasonably practicable following the Exercise Date (but, in any event, no later than 20 Business Days after the Exercise Date, provided that if the Exercise Date is less than 30 days after the Effective Date, such 20 Business Day period will commence 30 days after the Effective Date), Parent will prepare and cause to be filed with the SEC the proxy statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting (as amended or supplemented, the “Proxy Statement”) in preliminary form. Parent and Investor will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) Parent will provide Investor with a reasonable opportunity to review and comment on the Proxy Statement or any amendment or supplement thereto prior to filing (which comments shall be reasonably considered by Parent) and (ii) upon Parent’s request, Investor will promptly furnish to Parent the information relating to it and in its possession required by the Exchange Act to be set forth in the Proxy Statement. Each of Parent and Investor will cause the Proxy Statement to comply as to form and substance as to such Party in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of The NASDAQ Stock Market.
(b)    Each of Parent and Investor agree to correct any information provided by it for use in the Proxy Statement that has become materially false or misleading upon becoming aware of the same and, if required by applicable Law, Parent shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction; provided, however, that if an amendment or supplement is required to be prepared and mailed due to information provided by Investor being materially false or misleading, then all costs and expenses incurred in connection with such amendment or supplement will be borne by Investor. Parent will, as promptly as reasonably practicable, notify Investor of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, any related correspondence or request to Investor). Parent shall use its reasonable best efforts to resolve, and each of Parent and Investor agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to Parent's stockholders as promptly as reasonably practicable following filing with the SEC. Parent agrees to consult with Investor prior to responding to SEC comments with respect to the preliminary Proxy Statement.
(c)    Subject to the terms hereof, as promptly as reasonably practicable after the date of mailing of the Proxy Statement (and in any event no more than 25 Business Days), Parent, acting through its board of directors, and in accordance with applicable Law, will (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of authorizing this Agreement and the transactions contemplated hereby (the “Parent Stockholders Meeting”) and (ii) include in the Proxy Statement the Parent Board Recommendation unless there is an Adverse Recommendation Change in accordance with Section 6.13. Without limiting the generality of the foregoing, NII Telecom agrees that its obligations pursuant to clause (i) of the foregoing sentence of this Section 6.12(c) will not be affected by the commencement, public proposal, public disclosure or communication to NII Telecom or Parent or any other Person of any Brazil Proposal or Parent Takeover Proposal. Subject to Section 6.13, and unless Parent has made an Adverse Recommendation Change, Parent shall use reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby and (B) take all other actions necessary or advisable to secure the vote or consent of its stockholders required by applicable Law to obtain such approval. Parent shall keep Investor updated with respect to proxy solicitation results as reasonably requested by Investor. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting (other than (x) with the written consent of Investor, which shall not be unreasonably withheld, conditioned or delayed, (y) in order to obtain a quorum of its stockholders or (z) as reasonably determined by Parent to comply with applicable Law). Notwithstanding anything contained herein to the contrary, Parent shall not be required to hold the Parent Stockholders Meeting if this Agreement is terminated before the meeting is held.
6.13    No Solicitation. (a) From and after the date of this Agreement until the earlier of (x) the Second Closing, or (y) if Investor fails to deliver the Notice of Exercise by the Option Expiration Date, the Option Expiration Date, or (z) the date this Agreement is terminated pursuant to Section 3.6, Parent agrees that it shall not (and shall not permit any of its Subsidiaries to), and that it shall direct its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other advisers, agents and representatives (including Rothschild) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or could be reasonably expected to lead to a Parent Takeover Proposal or a Brazil Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Parent or any of its

Subsidiaries in connection with a Parent Takeover Proposal, Brazil Proposal, potential Parent Takeover Proposal or potential Brazil Proposal, (iii) engage in discussions with any Person with respect to any Parent Takeover Proposal, Brazil Proposal, or which could be reasonably expected to lead to a Parent Takeover Proposal or a Brazil Proposal, (iv) waive, terminate, modify or release any Person (other than Investor and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation (provided that the Parent or its Affiliates may amend any such agreement to the extent required to permit the submission of a Brazil Proposal or Parent Takeover Proposal on a confidential basis if the Parent board of directors shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that the failure to take such action would be reasonably likely to give rise to a breach of the fiduciary duties of Parent’s board of directors under applicable Law), (v) approve or recommend, or propose publicly to approve or recommend, any Parent Takeover Proposal or Brazil Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Investor, the Parent Board Recommendation, (vii) within the earlier of (x) 10 Business Days of a tender or exchange offer relating to securities of Parent having been commenced and (y) two Business Days prior to the Parent Stockholders Meeting, fail to (1) publicly recommend against such tender or exchange offer or (2) publicly reaffirm the Parent Board Recommendation (if previously made by such time) (provided that issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act shall not be a deemed a violation of this clause (vii)), (viii) following the public disclosure or public announcement of a Parent Takeover Proposal or Brazil Proposal, fail to reaffirm publicly the Parent Board Recommendation within the earlier of (x) 10 Business Days after such public disclosure or public announcement and (y) two Business Days prior to the Parent Stockholders Meeting, (ix) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Parent Takeover Proposal or Brazil Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 6.13(b) or (y) in accordance with Section 3.6(g)) or (xi) resolve or agree to do any of the foregoing (any act described in clauses (v) through (viii) above, an “Adverse Recommendation Change”). Parent shall immediately cease, and direct its Affiliates and its and their directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its Affiliates and other representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Parent Takeover Proposal, Brazil Proposal, potential Parent Takeover Proposal or potential Brazil Proposal. Parent shall promptly inform its representatives of Parent’s obligations under this Section 6.13. For purposes of this Section 6.13, the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act.
(b)    Notwithstanding the limitations set forth in Section 6.13(a), if Parent receives, at any time after the date hereof and prior to receipt of the Parent Stockholder

Approval, a bona fide written Brazil Proposal or Parent Takeover Proposal which the Parent’s board of directors determines in good faith, after consultation with Parent’s outside legal and financial advisors, (i) constitutes a Superior Proposal, or (ii) could reasonably be expected to result, after the taking of the actions referred to in clause (x) or (y) below, in a Superior Proposal, then if the Parent Takeover Proposal or Brazil Proposal did not result from a material breach of Section 6.13(a), then Parent may (x) furnish nonpublic information to the Person making such Parent Takeover Proposal or Brazil Proposal, if, and only if, prior to so furnishing such information, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Parent Takeover Proposal or Brazil Proposal.
(c)    NII Telecom promptly (and in any event, within 24 hours of receipt of a Brazil Proposal or Parent Takeover Proposal) will advise Investor of the receipt of any Brazil Proposal or Parent Takeover Proposal (or any inquiry or proposal or request for nonpublic information relating to Parent or any of its Subsidiaries by any Person who has made or would reasonably be expected to make any Brazil Proposal or Parent Takeover Proposal). Such notice shall include the identity of the Person making, and the material terms and conditions of, the relevant proposal, inquiry or request and the material terms and conditions of any such Brazil Proposal or Parent Takeover Proposal. NII Telecom promptly will advise Investor of any discussions with any third party or its representatives regarding any Brazil Proposal or Parent Takeover Proposal by such third party or with whom discussions or negotiations would reasonably be expected to lead to a Brazil Proposal or a Parent Takeover Proposal. NII Telecom will keep Investor informed in all material respects on a reasonably current basis of the status, terms and conditions (including, any material amendment, modification, development, discussion or negotiation) of any such Brazil Proposal, Parent Takeover Proposal, request, inquiry, proposal or offer. Parent shall provide Investor with at least 24 hours prior notice of any meeting of the board of directors of Parent (or such lesser notice as is provided to the members of the board) at which the board of directors of Parent is reasonably expected to consider any Parent Takeover Proposal or Brazil Proposal. Parent shall promptly (but in any event within 24 hours) provide to Investor any material nonpublic information concerning Parent provided to any other Person in connection with any Parent Takeover Proposal, Brazil Proposal, request, inquiry, proposal or offer that was not previously provided to Investor. Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.
(d)    Notwithstanding anything in this Section 6.13 or Section 6.12 to the contrary, at any time prior to the receipt of the Parent Stockholder Approval, the board of directors of Parent may make an Adverse Recommendation Change following receipt of a bona fide written Parent Takeover Proposal or Brazil Proposal that did not result from a material breach of Section 6.13(a) and is not withdrawn, which the board of directors of Parent determines in good faith after consultation with Parent’s outside legal and financial advisors is a Superior Proposal and that the failure to approve, recommend or enter into a definitive agreement relating to such Superior Proposal would be inconsistent with the fiduciary duties of the board of directors of Parent under applicable Law, then, subject to compliance with Section 6.13(e), Parent, NII Telecom and the Company may terminate this Agreement pursuant to Section 3.6(g) in order to concurrently enter into a definitive agreement that constitutes a Superior Proposal upon (and subject to) paying the Termination Fee in accordance with Section 3.8(b).
(e)    Prior to Parent taking any action permitted under Section 6.13(d), Parent shall provide Investor with five Business Days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Takeover Proposal or Brazil Proposal shall require a new notice and an additional two Business Day period) advising Investor that the board of directors of Parent intends to take such action and specifying the material terms and conditions of the Parent Takeover Proposal or Brazil Proposal, and during such five Business Day period (or subsequent two Business Day period), Parent shall consider and negotiate in good faith any proposal by Investor to amend the terms and conditions of this Agreement such that such Parent Takeover Proposal or Brazil Proposal would no longer constitute a Superior Proposal.
(f)    Notwithstanding anything in this Section 6.13 to the contrary, Parent may, at any time prior to obtaining the Parent Stockholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if Parent’s board of directors concludes in good faith, after consultation with Parent’s outside legal and financial advisors that the failure to take such action would be inconsistent with its obligations under applicable Law. An “Intervening Event” means, with respect to Parent, a material event, circumstance, state of facts, occurrence, development or change that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known or reasonably foreseeable (or, if known, the consequences of which were not known by Parent as of the date of this Agreement); provided, however, that in no event will the receipt, existence or terms of a Parent Takeover Proposal, Brazil Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.
(g)    Nothing contained in this Section 6.13 or in Section 6.9 or Section 6.12 will prohibit Parent or its board of directors from taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act with regard to a Parent Takeover Proposal or Brazil Proposal or making any disclosure to Parent’s stockholders if Parent’s board of directors determines after consultation with counsel that the failure so to disclose would be inconsistent with its obligations under applicable Law.
(h)    No Adverse Recommendation Change shall relieve Parent from its obligations to submit the approval of this Agreement and the transactions contemplated hereby to a vote of its stockholders at the Parent Stockholders Meeting.

(i)    References in this Section 6.13 to the “board of directors of Parent” shall mean the board of directors of Parent or, to the extent applicable, a duly authorized committee thereof.

VII.	CONDITIONS TO SECOND CLOSING
7.1    Conditions Precedent to Obligations of Investor. The obligation of Investor to consummate the transactions contemplated by this Agreement on Second Closing is subject to the fulfillment, on or before to the Second Closing Date, of each of the following conditions (any or all of which may be waived by Investor in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of NII Telecom and Parent contained in Article IV that are not qualified by materiality or Company Material Adverse Effect or NII Material Adverse Effect shall be true and correct in all material respects as of the Second Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Parent and NII Telecom contained in Article IV that are qualified by materiality or Company Material Adverse Effect or NII Material Adverse Effect shall be true and correct in all respects as of the Second Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and Investor shall have received a certificate signed by an authorized officer of NII Telecom, dated as of the Second Closing Date, to the foregoing effect;
(b)    the Company and NII Telecom shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Company and NII Telecom on or before the Second Closing Date, and Investor shall have received a certificate signed by an authorized officer of the Company and NII Telecom dated as of the Second Closing Date, to the foregoing effect;
(c)    the closing deliveries set forth in Section 3.5(a) and Section 3.5(c) shall have been undertaken or delivered to Investor;
(d)    the consent of Telefônica under the Telefônica Roaming Agreement and the Telefônica RAN Sharing Agreement shall have been obtained including Telefônica’s irrevocable waiver of its right of termination of such agreements, as provided in clauses 11.1.3 and 10.1.1, respectively;
(e)    the terms of the respective Brazil Credit Facilities and ATC Agreement being amended as contemplated by Sections 6.5(b), 6.5(c) and 6.5(d);
(f)    the consent from the ATC Group under the Master Purchase and Sale Agreement, dated August 8, 2013, between the ATC Group and Opco; and

(g)    the consent from the CDB Credit Facility lenders under the CDB Credit Facility to the change of control as a result of the Transaction shall have been obtained including the CDB Facility lenders’ irrevocable waiver of their rights of termination of the CDB Credit Facility and related arrangements.
7.2    Conditions Precedent to Obligations of the Company and NII Telecom. The obligations of Parent, the Company and NII Telecom to consummate the transactions contemplated by this Agreement on Second Closing are subject to the fulfillment, on or before the Second Closing Date, of each of the following conditions (any or all of which may be waived by the Company or NII Telecom in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of Investor contained in Article V that are not qualified by materiality or Investor Material Adverse Effect shall be true and correct in all material respects as of the Second Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Investor contained in Article V that are qualified by materiality or Investor Material Adverse Effect shall be true and correct in all respects as of the Second Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and NII Telecom shall have received a certificate signed by an authorized officer of Investor, dated as of the Second Closing Date, to the foregoing effect;
(b)    Investor shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Investor on or before the Second Closing Date, and NII Telecom shall have received a certificate signed by an authorized officer of Investor dated as of the Second Closing Date, to the foregoing effect;
(c)    the existing guarantee granted by Parent under the CDB Credit Facility shall have been released and been substituted with a guarantee granted by the Company in form and substance reasonably acceptable to NII Telecom;
(d)    the existing guarantee granted by NII Telecom under the ATC Agreements shall have been released and substituted with a guarantee granted by the Company, in form and substance reasonably acceptable to NII Telecom;
(e)    Investor shall have delivered to Parent the Evidence of Financial Capacity and such Evidence of Financial Capacity shall be in full force and effect; and
(f)    the closing deliveries set forth in Section 3.5(b) shall have been undertaken or delivered to NII Telecom.
7.3    Conditions Precedent to Obligations of Investor, the Company and NII Telecom. The respective obligations of Investor, the Company and NII Telecom to consummate the transactions contemplated by this Agreement on Second Closing are subject to the fulfillment, on or before the Second Closing Date, of each of the following conditions (any or all of which may be waived by mutual consent of Investor, the Company and NII Telecom in whole or in part to the extent permitted by applicable Law):
(a)    there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(b)    the Regulatory Approval shall have been obtained;
(c)    the Antitrust Approval shall have been obtained; and
(d)    the Parent Stockholder Approval shall have been obtained.
7.4    Frustration of Closing Conditions. Neither Investor nor NII Telecom nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 if such failure was caused by such Party’s failure to comply with its respective obligations under this Agreement.

VIII.	SURVIVAL; INDEMNIFICATION
8.1    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement or any certificate delivered pursuant hereto, shall survive the Initial First Closing Date and shall remain in full force and effect until the date that is 12 months from the Initial First Closing Date; provided, that the representations and warranties (and indemnification in respect thereof pursuant to Section 8.2 below) (a) of NII Telecom in Section 4.1 (Organization of the Company), Section 4.2 (Authorization of Agreement), Section 4.4 (Organization of the Entities), Section 4.5 (Capitalization of the Entities), Section 4.6 (Valid Issuance of Preferred Shares), Section 4.8 (Title to Shares), and Section 4.23 (Voting) shall survive the Initial First Closing indefinitely, and (b) of Investor in Section 5.1 (Organization), Section 5.2 (Authorization of Agreement), and Section 5.6 (Financial Capability) shall survive the Initial First Closing indefinitely, (c) of NII Telecom and Parent in Section 4.28 (Organization), Section 4.29 (Authorization of Agreement) and Section 4.33 (Broker’s or Finder’s Fee) shall survive the Initial First Closing indefinitely, (d) Section 8.2(e) shall survive the Initial First Closing until the date that is 24 months following Initial First Closing, and (e) Section 8.2(f) shall survive the Initial First Closing until the Second Closing. All covenants and agreements of the Parties contained herein, which by their terms contemplate actions or impose obligations for a period of time, shall survive the Initial First Closing Date for the period contemplated or specified therein and the obligations on the Parent pursuant to Section 2.5 shall survive indefinitely. All other covenants and agreements contained in this Agreement shall survive the Initial First Closing Date until the date that is 12 months from the Initial First Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
8.2    Indemnification by NII Telecom. Subject to Section 6.11 (in respect of (a) to (c) below only) and this Article VIII, NII Telecom shall indemnify and defend Investor and its Affiliates (other than the Company) (collectively, the "Investor Indemnitees") against, and shall hold each of them harmless from and against, and shall pay (as provided in Section 8.6(a)) for, any and all Losses incurred or sustained by, or imposed upon, the Investor Indemnitees or any Entity based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of NII Telecom contained in this Agreement or in any certificate or instrument delivered by or on behalf of NII Telecom pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Initial First Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Initial First Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent, NII Telecom or the Company, prior to the Second Closing, pursuant to this Agreement;
(d)    any Leakage since the Balance Sheet Date, which was not taken into account in determining any payment made under Section 2.3(d);
(e)    any Identified Tax Claims; or
(f)    any breach or non-fulfillment of the covenant, agreement or obligation to be performed by NII Telecom or the Company pursuant to Section 4.9(c) of the Shareholders Agreement.
8.3    Indemnification by Investor. Subject to this Article VIII, Investor shall indemnify and defend the Company and its Affiliates (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Investor contained in this Agreement or in any certificate or instrument delivered by or on behalf of Investor pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Initial First Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Investor pursuant to this Agreement.
8.4    Certain Limitations.
The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:
(a)    NII Telecom shall not be liable to the Investor Indemnitees for indemnification under Section 8.2(a) or Section 8.2(b) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) and Section 8.2(b) exceeds 1.0% (the “Basket”) of the aggregate amount of capital contributed to the Company by Investor pursuant to Sections 2.1 to 2.7 (each inclusive) at the time for payment of such amount, in which event NII Telecom shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which NII Telecom shall be liable pursuant to Section 8.2 (such aggregate amount of Losses, the “Aggregate NII Indemnification”) shall not exceed 10% of the aggregate amount of capital contributed to the Company by Investor pursuant to Sections 2.1 to 2.7 (each inclusive) at the time for payment of such amount (the “Cap”).
(b)    Investor shall not be liable to the Company Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Investor shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to claims in respect of Leakage or any Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1 (Organization of the Company), Section 4.4 (Organization of the Entities), Section 4.5 (Capitalization of the Entities), Section 4.21 (Broker’s or Finder’s Fee), Section 5.1 (Organization) and Section 5.5 (Broker’s or Finder’s Fee).

(d)    For purposes of calculating any Losses, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.
8.5    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected, by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all

Losses based upon, arising from or relating to such Third Party Claim. The Company and Investor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnified Party may accept such offer without the Indemnified Party’s consent or continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 20 Business Days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 20 Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.6    Payments. Once Losses are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII:
(a)    If the Indemnifying Party is NII Telecom: the Indemnifying Party shall satisfy its obligations on a non-cash basis through a transfer of shares that NII Telecom holds in the Company, to increase the percentage of share capital of the Company held by Investor by the Ownership Change (with a corresponding decrease in the percentage of share capital of the Company held by NII Telecom). For purposes of this Section 8.6(a), “Ownership Change” shall mean (i) if the Aggregate NII Indemnification is equal to or greater than the Maximum Cap, 400 basis points (subject to adjustment as provided in Section 1.2(k)), or (ii) if the Aggregate NII Indemnification is less than the Maximum Cap, then an amount of basis points equal to (A) 400 basis points multiplied by (B) the quotient of the Aggregate NII Indemnification divided by the Maximum Cap (the amount in this clause (ii) subject to adjustment as provided in Section 1.2(k)). Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that in no event shall the share capital of the Company held by NII Telecom as a result of this Section 8.6(a) be less than 36% on a fully diluted basis (subject to Section 1.2(k)) (the “Adjustment Floor”).
(b)    If the Indemnifying Party is Investor: (i) the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; (ii) the Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 2%; and (iii) such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.
8.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to capital contributions from Investor for Tax purposes, unless otherwise required by Law. Any indemnification payment made under this Agreement shall be made in full and free from any deduction or withholding whatsoever, save as required by Law. If any deductions or withholdings are required by Law, the sum due from the relvant Indemnifying Party shall be increased by such amount as to ensure that the

Indemnified Party receives such sum as after such deduction or withholding has been made, leaves the Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, taking into account any Tax credit the Indmnified Party receives in respect of such deduction or withholding. If any Tax Authority charges to Tax any indemnification payment made by an Indemnifying Party to an Indmenified Party under this Agremeent, the sum so payable shall be increased by such amount as will ensure that, after the payment of the Tax so charged, the Indemnifying Party receives and retains a sum equal to the amount that would otherwise be payable under this Agreement.
8.8    Exclusive Remedies. Subject to Section 9.2, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party's fraudulent or criminal misconduct.

IX.	MISCELLANEOUS
9.1    Guarantees.
(a)    Investor Parent unconditionally and irrevocably guarantees to NII Telecom and the Company (the “Parent Guaranteed Parties”) the due and punctual performance by Investor of:
(i)    all of Investor’s obligations pursuant to the terms of this Agreement and the Ancillary Agreements (as varied or amended in accordance with their terms);
(ii)    any payment obligation owed by Investor to the Parent Guaranteed Parties (or any of them) in respect of any obligation by Investor to fund the Company in accordance with the terms of this Agreement;
(iii)    any other payment obligation owed by Investor to the Parent Guaranteed Parties (or any of them) in accordance with the terms of this Agreement or any of the Ancillary Agreements; or

(iv)    any indemnity granted by Investor to the Parent Guaranteed Parties (or any of them) in accordance with the terms of this Agreement or any of the Ancillary Agreements, and Investor Parent undertakes to keep the Parent Guaranteed Parties fully indemnified on demand against any and all Losses of whatever nature which the Parent Guaranteed Parties may suffer or incur as a result of any failure or delay by Investor in the performance of any of its obligations hereunder.
(b)    Investor and Investor Parent jointly and severally warrant and represent to the Parent Guaranteed Parties that Investor Parent has the corporate power to execute and deliver this Agreement and perform its obligations under this Section 9.1, that the execution and delivery of this Agreement and the performance of the obligations of Investor Parent under this Section 9.1 have been duly authorized by all necessary corporate action on the part of Investor Parent and that the obligations of Investor Parent under Section 9.1(a), constitute legal, valid and binding obligations of Investor Parent.
(c)    Parent unconditionally and irrevocably guarantees to Investor (the “Investor Guaranteed Parties”) the due and punctual performance by NII Telecom and the Company of:
(i)    all of NII Telecom’s and the Company’s obligations pursuant to the terms of this Agreement and the Ancillary Agreements (as varied or amended in accordance with their terms);
(ii)    any payment obligation owed by NII Telecom to the Investor Guaranteed Parties (or any of them) in respect of any obligation by NII Telecom to fund the Company in accordance with the terms of this Agreement;
(iii)    any other payment obligation owed by NII Telecom or the Company to the Investor Guaranteed Parties (or any of them) in accordance with the terms of this Agreement or any of the Ancillary Agreements; or
(iv)    any indemnity granted by NII Telecom or the Company to the Investor Guaranteed Parties (or any of them) in accordance with the terms of this Agreement or any of the Ancillary Agreements (subject to Section 8.6), and Parent undertakes to keep the Investor Guaranteed Parties fully indemnified on demand against any and all Losses of whatever nature which the Investor Guaranteed Parties may suffer or incur as a result of any failure or delay by NII Telecom or the Company in the performance of any of its obligations hereunder (subject to Section 8.6).
9.2    Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any finder’s or investment banker’s fees and attorneys’ and accountants’

fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring the expense.
9.3    Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, either Party will be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants contained in this Agreement. The rights set forth in this Section 9.3 will be cumulative and not exclusive and shall be in addition to any other remedies or rights that a Party may have at law or in equity.
9.4    Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State. The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court thereof, for the resolution of any such claim or dispute. The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
9.5    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
9.6    Entire Agreement; Amendments and Waivers. (a) This Agreement (including the Schedules and Exhibits to this Agreement) the Non-Disclosure Agreement and the Shareholders Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements and understandings (including any offer letters or term sheets), whether written or oral, relating to such subject matter.
(b)    This Agreement may be amended, supplemented or changed, and any provision of this Agreement may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.
(c)    No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
9.7    Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (with confirmation of receipt), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Parent or NII Telecom, to:
NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20191
Attention:    Shana C. Smith, General Counsel
Email:     [*]
With a copy (which will not constitute notice) to:
Jones Day
250 Vesey Street
New York, New York 10281
Attention:     S. Wade Angus
        Robert A. Profusek
Email:        [*]

If to Investor, to:
AINMT Brazil Holdings B.V.
Prins Bernhardplein 200
1097 JD Amsterdam
The Netherlands
Attention: JD Fouchard
Email: [*]
With a copy (which will not constitute notice) to:
Weil, Gotshal & Manges (London) LLP
110 Fetter Lane
London EC4A 1AY
United Kingdom
Attention:    Marco Compagnoni and
        James Harvey
Email:        [*]
If to AINMT AS or Investor Parent, to:
AINMT Holdings AB
Åsögatan 108, SE-118 29 Stockholm
Sweden
Attention: JD Fouchard
Email: [*]

With a copy (which will not constitute notice) to:
Weil, Gotshal & Manges (London) LLP
110 Fetter Lane
London EC4A 1AY
United Kingdom
Attention:    Marco Compagnoni and
        James Harvey
Email:        [*]
9.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
9.9    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents will be void, provided, however, that (a) NII Telecom may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities and (b) Investor may assign this Agreement and any or all rights or obligations hereunder to any Affiliate. No assignment will relieve the assigning Party of any obligations under this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning Party will also apply to any such assignee unless the context otherwise requires.
9.10    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of a Party will have any liability for any obligations or liabilities of such Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
9.11    Legal Representation. (a) Investor agrees that, as to all communications between counsel for the Company, NII Telecom, Parent, the Entities or their respective Affiliates (including Jones Day), on the one hand, and the Company, NII Telecom, Parent, the Entities or any of their respective Affiliates, on the other hand, that relate in any way to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Company and/or Parent and may be controlled by the Company and/or Parent and will not pass to or be claimed by Investor or any of its Affiliates (including, after the Initial First Closing, the Entities). The Privileged Communications are the property of the Company and/or Parent, and, from and after the Initial First Closing, none of Investor or its Affiliates (including the Entities), or any Person purporting to act on behalf of or through Investor or its Affiliates (including the Entities) will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. Investor further agrees that no such Party may use or rely on any of the Privileged Communications in any action against or involving the Company, Parent or any of their respective Affiliates. The Privileged Communications may be used by the Company, Parent or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by this Agreement, including in any claim brought by Investor. Notwithstanding the foregoing, in the event that a dispute arises after the Initial First Closing between Investor or its Affiliates (including the Entities) and a third party (other than a Party to this Agreement or any of their respective Affiliates), Investor or its Affiliates (including the Entities) may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided, however, that none of Investor or its Affiliates (including the Entities) may waive such privilege without the prior written consent of the Company.
(b)    Jones Day has represented Parent and its Affiliates. All of the Parties recognize the commonality of interest that exists and will continue to exist until First Closing and Second Closing (If any), and the Parties agree that such commonality of interest should continue to be recognized after the Initial First Closing. Specifically, the Parties agree that (i) Investor will not, and will cause any Affiliates not to, seek to have Jones Day disqualified from representing the Company or its Affiliates in connection with any dispute that may arise between the Company or its Affiliates and any of Investor or any of its Affiliates (including, after the Initial First Closing, the Entities) in connection with this Agreement or the transactions contemplated by this Agreement, and (ii) in connection with any such dispute, will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between any Entity and Jones Day that occurred before the Second Closing.
9.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

AINMT BRAZIL HOLDINGS B.V.

By: /s/
Name:
Title:

By: /s/
Name:
Title:

AINMT HOLDINGS AB, solely for purposes of Section 9.1

By: /s/
Name:
Title:

By: /s/
Name:
Title:

AINMT AS, solely for purposes of Section 2.1(b)

By: /s/
Name:
Title:

NAI-1502577696v26

NEXTEL HOLDINGS S.À.R.L.

By: /s/
Name:
Title:

NII INTERNATIONAL TELECOM S.C.A.

Represented by its sole manager
NII INTERNATIONAL HOLDINGS S.à.r.l

Itself represented

By: /s/
Name:
Title:

NII HOLDINGS, INC.,
solely for purposes of Section 6.12, 6.13, and 9.1

By: /s/
Name:
Title:

NAI-1502577696v26